AGREEMENT AND PLAN OF MERGER

by and among

COMMITTED CAPITAL ACQUISITION CORPORATION,

CCAC ACQUISITION SUB, LLC,

THE ONE GROUP, LLC

and

SAMUEL GOLDFINGER, AS COMPANY REPRESENTATIVE

dated as of October 16, 2013

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2

ARTICLE II THE MERGER		11

2.1.	The Merger	11
2.2.	Closing and Effective Time of the Merger	12
2.3.	Conversion of Company Membership Interests	12
2.4.	No Further Ownership Rights; No Liability	13
2.5.	Fractional Shares	13
2.6.	Letter of Transmittal	13
2.7.	Delivery of the Escrow Shares	14
2.8.	Adjustments for Working Capital and Liabilities	14
2.9.	Contingent Payment	15
2.10.	Outstanding Company Derivative Securities	15
2.11.	Intentionally Omitted	15
2.12.	Right of Set-Off	15
2.13.	Committee for Purposes of Agreement	15

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		16

3.1.	Organization, Standing and Power	16
3.2.	Subsidiaries	16
3.3.	Capital Structure	17
3.4.	Authority	19
3.5.	Financial Statements	19
3.6.	Absence of Certain Changes	20
3.7.	Absence of Undisclosed Liabilities	20
3.8.	Litigation	20
3.9.	Restrictions on Business Activities	21
3.10.	Material Permits	21
3.11.	Title to Property/Leases	21
3.12.	Taxes	22
3.13.	Environmental Matters	24
3.14.	Employee Benefit Plans	25
3.15.	Employees	29
3.16.	Labor Matters	30
3.17.	Intellectual Property	30
3.18.	Infringement of Intellectual Property	32
3.19.	Interested Party Transactions	32
3.20.	Compliance With Laws	32
3.21.	Broker’s and Finders’ Fees	32
3.22.	Company Actions	32
3.23.	Required Approvals	32
3.24.	Insurance	33
3.25.	Agreements, Contracts and Commitments	33

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3.26.	Super 8-K	35
3.27.	Accounts Receivable	35
3.28.	Inventory	36
3.29.	Representations and Warranties Complete	36

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		36

4.1.	Organization, Standing and Power	36
4.2.	Capital Structure	37
4.3.	Authority	38
4.4.	SEC Filings; Financial Statements	39
4.5.	Absence of Certain Changes	40
4.6.	Absence of Undisclosed Liabilities	40
4.7.	Litigation	40
4.8.	Restrictions on Business Activities; Prior Business Operations	40
4.9.	Taxes	41
4.10.	Employee Benefit Plans	43
4.11.	Labor Matters	43
4.12.	Interested Party Transactions	43
4.13.	Compliance With Laws	43
4.14.	Broker’s and Finders’ Fees	43
4.15.	Minute Books	43
4.16.	Required Approvals	43
4.17.	Insurance	44
4.18.	Agreements, Contracts and Commitments	44
4.19.	Over-the-Counter Bulletin Board Quotation	44
4.20.	Parent Representations and Warranties Complete	44
4.21.	Interim Operations of Merger Sub	45
4.22.	Parent Trust Fund	45
4.23.	Investment Company Act	45

ARTICLE V CONDUCT PRIOR TO THE CLOSING DATE		46

5.1.	Conduct of Business of Parent	46
5.2.	Restrictions on Conduct of Business of Parent	46
5.3.	Conduct of Business of the Company	48
5.4.	Restrictions on Conduct of Business of Company	48

ARTICLE VI ADDITIONAL AGREEMENTS		51

6.1.	Access to Information	51
6.2.	Public Disclosure	51
6.3.	Registration Statement	51
6.4.	Parent SEC Documents	52
6.5.	Regulatory and Other Authorizations; Notices and Consents	52
6.6.	Blue Sky Laws	52

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6.7.	Commercially Reasonable Efforts and Further Assurances	53
6.8.	FINRA Notification	53
6.9.	Confidentiality	53
6.10.	Officers and Directors of Parent	53
6.11.	Escrow	53
6.12.	Trust Waiver	53
6.13.	Charter Protections; Directors’ and Officers’ Liability Insurance	54
6.14.	Option Pool	55
6.15.	Tax Matters	55
6.16.	Financial Staff	56

ARTICLE VII CONDITIONS TO THE TRANSACTION		56

7.1.	Conditions to Obligations of Each Party to Effect the Transaction	56
7.2.	Additional Conditions to Obligations of the Company	57
7.3.	Additional Conditions to the Obligations of Parent	58
7.4.	Coordination with Parent Private Placement	60

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		61

8.1.	Termination	61
8.2.	Effect of Termination	61
8.3.	Expenses	62
8.4.	Amendment	62
8.5.	Extension; Waiver	62

ARTICLE IX INDEMNIFICATION		62

9.1.	Parent’s Agreement to Indemnify	62
9.2.	The Members and the Liquidating Trust’s Agreement to Indemnify	62
9.3.	Limitations on Duties to Indemnify:	63
9.4.	Survival of Representations, Warranties and Covenants	64
9.5.	Claims for Indemnification	64
9.6.	Defense of Claims	65
9.7.	Manner of Payment	66
9.8.	Application of Escrow Shares	66
9.9.	Nature of Payments	66
9.10.	Exclusive Remedy	66
9.11.	Insurance	67
9.12.	Miscellaneous Indemnity Provisions	67

ARTICLE X COMPANY REPRESENTATIVE		67

10.1.	Appointment of Company Representative	67
10.2.	Authority	68
10.3.	Limitation on Liability	68
10.4.	Resignation	68

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ARTICLE XI GENERAL PROVISIONS		69

11.1.	Notices	69
11.2.	Interpretation	70
11.3.	Counterparts	70
11.4.	Entire Agreement; Nonassignability; Parties in Interest	70
11.5.	Severability	70
11.6.	Remedies Cumulative	71
11.7.	Governing Law; Consent to Jurisdiction, Venue and Service of Process	71
11.8.	Waiver of Jury Trial	71
11.9.	Specific Performance	72
11.10.	Rules of Construction	72

SCHEDULES:

Schedule A	Individuals Executing Employment Agreements

Schedule B	Adjustment Liabilities

Schedule C	Directors and Officers of Parent

EXHIBITS:

Exhibit A-1	Lockup Agreement

Exhibit A-2	Lockup Agreement

Exhibit B	Intentionally Omitted

Exhibit C	Intentionally Omitted

Exhibit D	Operating Agreement of Surviving Company

Exhibit E	Escrow Agreement

Exhibit F	Intentionally Omitted

Exhibit G	Liquidating Trust Agreement

Exhibit H	Letter of Transmittal

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of October 16, 2013, by and among COMMITTED CAPITAL ACQUISITION CORPORATION, a Delaware corporation (“Parent”), CCAC ACQUISITION SUB, LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“Merger Sub”), THE ONE GROUP, LLC, a Delaware limited liability company (the “Company”) and SAMUEL GOLDFINGER, as representative of the owners of Company Membership Interests (as defined in recitals below) (the “Company Representative”).

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving limited liability company of the Merger and a wholly owned Subsidiary of Parent, in accordance with the applicable provisions of the Delaware Limited Liability Company Act (“DLLCA”), and, at the Effective Time, all of the issued and outstanding (i) membership units of the Company (“Company Membership Interests”) and (ii) warrants to acquire Company Membership Interests (“Company Warrants”) will be converted into the right to receive the Merger Consideration upon the terms, and subject to the conditions, set forth in this Agreement.

WHEREAS, in the negotiation of the terms of the Merger, the Parent agreed that Jonathan Segal would receive a separately stated share of the Merger Consideration as a control premium as more particularly described herein;

WHEREAS, upon the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), on the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and the Company shall effect the Merger and the other transactions contemplated by this Agreement;

WHEREAS, (i) the managing member of the Company (the “Company Manager”) has, on the terms and subject to the conditions set forth herein, (A) determined that the transactions contemplated by this Agreement are fair to and in the best interests of the Company and its members and (B) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (ii) the requisite members of the Company have approved the transactions contemplated by this Agreement, including the Merger, by written consent in accordance with the DLLCA;

WHEREAS, all of the members of the board of directors of Parent (the “Parent Board”) and the board of directors of Merger Sub have, on the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement are fair to and in the best interests of the Parent and its stockholders and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, certain existing stockholders of Parent will be participating in a private placement transaction in which they will purchase, and be issued, shares of Parent Common Stock;

WHEREAS, for United States federal income tax purposes, the parties intend that the Merger shall qualify as an exchange under the provisions of Section 351 of the Code; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, proceeding or investigation by or before any Governmental Entity.

“Adjustment Liabilities” shall mean the liabilities of the Company as set forth on Schedule B.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning ascribed to it in the introduction to this Agreement.

“Appointment Date” has the meaning ascribed to it in Section 6.10.

“Auditor Closing Amount” has the meaning ascribed to it in Section 2.8(b)(iii)

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Blue Sky Laws” has the meaning ascribed to it in Section 3.4.

“Certificate of Merger” has the meaning ascribed to it in Section 2.2.

“Charter Documents” has the meaning ascribed to it in Section 3.2(b).

“Claims” has the meaning ascribed to it in Section 6.12.

“Closing” has the meaning ascribed to it in Section 2.2.

“Closing Adjustment Item” means each of the (A) Adjustment Liabilities, (B) Ordinary Working Capital, and (C) Closing Working Capital.

“Closing Date” has the meaning ascribed to it in Section 2.2.

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“Closing Statement” has the meaning ascribed to it in Section 2.8(b)(i).

“Closing Working Capital” means Working Capital calculated as of the Business Day immediately preceding the Closing, modified, however, by (i) excluding from Current Liabilities the current portion of any item included in the Adjustment Liabilities, (ii) including Transaction Costs in Current Liabilities only to the extent Transaction Costs exceed $700,000 in the aggregate and (iii) increasing Current Assets by the Member Loans Discount.

“Closing Tax Return” has the meaning ascribed to it in Section 6.15(c).

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Committee” has the meaning ascribed to it in Section 2.12.

“Company” has the meaning ascribed to it in the introduction to this Agreement.

“Company Contracts” has the meaning ascribed to it in Section 3.25(a).

“Company Disclosure Schedule” has the meaning ascribed to it in Article III.

“Company Financial Statements” has the meaning ascribed to it in Section 3.5.

“Company Fundamental Representations” has the meaning ascribed to it in Section 9.3(i).

“Company Indemnitees” has the meaning ascribed to it in Section 9.1.

“Company Manager” has the meaning ascribed to it in the introduction to this Agreement.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that clause (i) shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on the Company or its Subsidiaries, (y) general changes in the industries in which the Company and the Company Subsidiaries operate, except those events, circumstances, changes or effects that adversely affect the Company and its Subsidiaries to a materially greater extent than they affect other entities operating in such industries or (z) the public announcement or pendency of the transactions contemplated hereby.

“Company Membership Interests” has the meaning ascribed to it in the introduction to this Agreement.

“Company Operating Agreement” has the meaning ascribed to it in Section 3.1.

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“Company Options” has the meaning ascribed to it in Section 3.3(c).

“Company Representative” has the meaning ascribed to it in the introduction to the Agreement.

“Company Warrants” has the meaning ascribed to it in the introduction to this Agreement.

“Company Warrant Owners” means the holders of Company Warrants.

“Contract(s)” means contracts, agreements, leases, mortgages, notes, bonds, options, warrants, rights, commitments and other obligations in each case, whether written or oral or contingent.

“Contingent Payments” has the meaning ascribed to it in Section 2.9.

“Corporate Records” has the meaning ascribed to it in Section 3.22.

“Current Assets” shall mean, with respect to any particular date of determination, the current assets of the Company as of the close of business on the Business Day immediately preceding such date of determination, determined in accordance with GAAP.

“Current Liabilities” shall mean, with respect to any particular date of determination, the current liabilities of the Company as of the close of business on the Business Day immediately preceding such date of determination, determined in accordance with GAAP.

“Current Warrant Proceeds” shall mean, as of any date, the amount of aggregate Parent Warrant proceeds received.

“Damages” means all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid.

“DLLCA” has the meaning ascribed to it in the introduction to this Agreement.

“Disputed Item” has the meaning ascribed to it in Section 2.8.

“Dispute Notice” has the meaning ascribed to it in Section 2.8(b)(iii).

“Distribution Amount” shall mean, as of any date, the amount which equals (i) Current Warrant Proceeds multiplied by the Maximum Contingent Payment, divided by the Maximum Warrant Proceeds less (ii) the aggregate Contingent Payment distributions previously received by the Members and the Liquidating Trust.

“Effective Time” has the meaning ascribed to it in Section 2.2.

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“Employment Agreements” means, together, the employment agreements between the Company and each of the individuals set forth on Schedule A hereto.

“Enforceability Exceptions” has the meaning ascribed to it in Section 3.4.

“Environmental Law” has the meaning ascribed to it in Section 3.13(e).

“Equipment” means all machinery, equipment, furniture, furnishings, fixtures, tools, signs and other items of tangible personal property owned by the Company and each Subsidiary.

“Escrow Agent” means Continental Stock Transfer & Trust Company.

“Escrow Agreement” has the meaning ascribed to it in Section 6.11.

“Escrow Shares” has the meaning ascribed to it in Section 2.3(a).

“Estimated Closing Adjustment Amount” has the meaning ascribed to it in Section 2.8(b)(i).

“Excess Liabilities” has the meaning ascribed to it in Section 2.8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Closing Amount” has the meaning ascribed to it in Section 2.8(b)(iii).

“Final Disputed Item” means an amount equal to its respective (i) Estimated Closing Adjustment Amount, if Parent does not timely deliver an Adjustment Notice, (ii) a Revised Closing Item, if Parent delivers an Adjustment Notice and the Company Representative does not deliver a Dispute Notice, or (iii) the Auditor Closing Amount.

“FINRA” has the meaning ascribed to it in Section 4.3.

“FINRA Notification” has the meaning ascribed to it in Section 6.8.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Entity” means any federal, foreign, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any written order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Substance” has the meaning ascribed to it in Section 3.13(b).

“Incentive Option Pool” has the meaning ascribed to it in Section 6.14.

“Indemnification Cap” has the meaning ascribed to it in Section 9.3(i).

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“Indemnitee” means: (i) the Company Indemnitees with respect to any claim for which Parent or Merger Sub is an Indemnifying Party under Section 9.1; and (ii) the Parent Indemnitees with respect to claims for which the Company is an Indemnifying Party under Section 9.2.

“Indemnifying Party” means, (i) with respect to any Company Indemnitee asserting a claim under Section 9.1, Parent and (ii) with respect to any Parent Indemnitee asserting a claim under Section 9.2, the Members, severally and not jointly.

“Independent Auditor” has the meaning ascribed to it in Section 2.8(b)(iii).

“Insider” has the meaning ascribed to it in Section 3.25(b)(iii)(I).

“Investment Company Act” has the meaning ascribed to it in Section 4.22(a).

“Law” means any federal, national, supranational, foreign, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Leased Real Property” shall mean all real property leased or licensed to a party, or to which such party has any other rights, under the Leases.

“Leasehold Estates” shall mean all of a party’s rights and obligations as lessee under the Leases.

“Leases” shall mean all of the existing leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, with respect to real property to which Parent or the Company or any of its Subsidiaries is a party or by which Parent or the Company or any of its Subsidiaries is bound.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of law, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, other than non-compete restrictions contained in any of the agreements set forth on Schedule 3.9 of the Company Disclosure Schedule.

“Liquidating Trust” means The TOG Liquidating Trust, which is the trust established for the benefit of the Members and Company Warrant Owners pursuant to the Liquidating Trust Agreement.

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“Liquidating Trust Agreement” means an agreement between the Company and Samuel Goldfinger, as Trustee substantially in the form of Exhibit G.

“Lockup Agreement” means an agreement between Parent and each of the Members substantially in the form of Exhibit A-1 or A-2, as applicable.

“Material Company Contracts” has the meaning ascribed to it in Section 3.25(b).

“Material Permits” means all material federal, state, local and foreign governmental licenses, permits, franchises and authorizations issued to or held by the Company or Parent or any their Subsidiaries, including, without limitation, licenses, permits, franchises and authorizations relating to food or liquor.

“Maximum Contingent Payment” shall mean $14,100.000.

“Maximum Warrant Proceeds” shall mean $28,750,000.

“Members” mean all members of the Company who own Company Membership Interests and who are listed on Schedule 2.3(a).

“Member Loans” has the meaning ascribed to it in Section 7.3(h).

“Member Loans Discount” means any amounts of the Member Loans satisfied without the payment of cash.

“Merger” has the meaning ascribed to it in the introduction to this Agreement.

“Merger Consideration” has the meaning ascribed to it in Section 2.3(a).

“Merger Sub” has the meaning ascribed to it in the introduction to this Agreement.

“Most Recent Balance Sheet” has the meaning ascribed to it in Section 3.5.

“Most Recent Balance Sheet Date” has the meaning ascribed to it in Section 3.5.

“Objection Period” has the meaning ascribed to it in Section 2.8(b)(ii).

“Ordinary Working Capital” means a level of Working Capital equal to 90% of the greater of the average month-end Working Capital for either (i) a three month period, or (ii) a 12 month period, ending, in either case, on September 30, 2013.

“OTCBB” has the meaning ascribed to it in Section 4.18.

“Parent” has the meaning ascribed to it in the introduction to this Agreement.

“Parent Balance Sheet” has the meaning ascribed to it in Section 4.6.

“Parent Board” has the meaning ascribed to it in the introduction to this Agreement.

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“Parent Common Stock” has the meaning ascribed to it in Section 2.3(a).

“Parent Disclosure Schedule” has the meaning ascribed to it in Article IV.

“Parent Fundamental Representations” has the meaning ascribed to it in Section 9.3(i).

“Parent Indemnified Persons” has the meaning ascribed to it in Section 6.13(a).

“Parent Indemnitees” has the meaning ascribed to it in Section 9.2.

“Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent and its Subsidiaries taken as a whole or (ii) the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that clause (i) shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on Parent or its Subsidiaries, (y) general changes in the industries in which Parent and its Subsidiaries operate, except those events, circumstances, changes or effects that adversely affect Parent and its Subsidiaries to a materially greater extent than they affect other entities operating in such industries or (z) the public announcement or pendency of the transactions contemplated hereby.

“Parent Material Contracts” has the meaning ascribed to it in Section 4.18(a).

“Parent Private Placement” has the meaning ascribed to it in Section 7.2(m).

“Parent SEC Documents” has the meaning ascribed to it in Section 4.4(a).

“Parent Warrants” has the meaning ascribed to it in Section 4.2.

“Parent Warrant Termination Date” means the expiration date and time of the Parent Warrants, as such may be extended from time to time by the Parent Board.

“Parent’s 2013 Stock Option Plan” means the Committed Capital Acquisition Corporation 2013 Employee, Director and Consultant Equity Incentive Plan and form of Stock Option Agreement.

“Participant” has the meaning ascribed to it in Section 7.4(a).

“Permitted Liens” means collectively (i) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators including all Liens arising by operation of Law in the ordinary course of business securing amounts that are not delinquent, (ii) Liens for Taxes not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, (iii) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings, (iv) any recorded easements, encroachments, covenants, rights of way or encumbrances on title or similar Lien which does not impair in any material respect the operations of the business of the Company and its Subsidiaries taken as a whole, (vi) customary rights of set-off, revocation, refund or chargeback, (vii) Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder, (viii) Liens to secure capital lease obligations on Schedule 3.11, (ix) any Liens incurred pursuant to equipment leases in the ordinary course, if the Lien is confined to the property and improvements and the proceeds of the equipment leased, (x) Liens disclosed on Schedules 3.3(f) or 3.3(h) and Schedule 3.17(c) of the Company Disclosure Schedule hereto, (xi) Liens arising under this Agreement or the other documents delivered in connection herewith; and (xii) Liens that, individually or in the aggregate, do not and would not reasonably be expected to have a Company Material Adverse Effect.

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“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Press Release” has the meaning ascribed to it in Section 6.2.

“Price Per Share” means the average of the closing prices of one share of Parent Common Stock during the 30 consecutive trading days ending on the trading day prior to the determination, in accordance with Article IX or otherwise in accordance with this Agreement, of the amount of Damages of an Indemnified Party.

“Pro Rated Basis” means the proportionate allocation set forth on Schedule 2.3(a).

“Prospectus” has the meaning ascribed to it in Section 4.2.

“Public Stockholders” has the meaning ascribed to it in Section 6.12.

“Registration Statement” has the meaning ascribed to it in Section 6.3.

“Representatives” has the meaning ascribed to it in Section 6.12.

“Revised Closing Item” has the meaning ascribed to it in Section 2.8(b)(ii).

“Sarbanes-Oxley Act” has the meaning ascribed to it in Section 4.4(a).

“Schedule 14F-1” has the meaning ascribed to it in Section 6.10.

“SEC” has the meaning ascribed to it in Section 3.26.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such equity interests, that would confer control of any such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

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“Surviving Company” has the meaning ascribed to it in Section 2.1(a).

“Super 8-K” has the meaning ascribed to it in Section 6.4.

“Tax” has the meaning ascribed to it in Section 3.12(a).

“Taxing Authority” means the IRS and any other Governmental Entity responsible for the administration of any Tax.

“Tax Return” has the meaning ascribed to it in Section 3.12(a).

“Term Sheet” has the meaning ascribed to it in Section 3.25(b)(iii)(XIII).

“Threshold Amount” has the meaning ascribed to it in Section 9.3.

“TOG UK” means T.O.G. (UK) LIMITED.

“TOG UK Acquisition” means the transaction by which the Company acquires a 100% ownership interest in TOG UK.

“Transaction Costs” shall mean the fees, costs and expenses incurred by the Company in connection with the consummation of the transactions contemplated hereunder including but not limited to legal fees, accounting fees and due diligence fees, but excluding any investment banking/financial advisory fees, costs and expenses.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Employment Agreements, the Lockup Agreement and all other agreements and documents entered into by one or more of the parties hereto as contemplated by or in connection with this Agreement and the transactions contemplated hereby.

“Trust Account” has the meaning ascribed to it in Section 6.12.

“Trust Agreement” has the meaning ascribed to it in Section 4.22(a).

“Trustee” has the meaning ascribed to it in Section 4.22(a).

“Trust Fund” has the meaning ascribed to it in Section 4.22(a).

“Working Capital” calculated as of any date, means the amount that is the Current Assets of the Company, minus the Current Liabilities of the Company.

“Working Capital Shortfall” has the meaning ascribed to it in Section 2.8.

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ARTICLE II
THE MERGER

2.1. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving limited liability company of the Merger (the “Surviving Company”). The Merger shall have the effects set forth in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

(b) From and after the Effective Time and without further action on the part of the parties, the Certificate of Formation of the Company immediately prior to the Effective Time shall be the Certificate of Formation of the Surviving Company until amended in accordance with the terms thereof. From and after the Effective Time, the Operating Agreement set forth on Exhibit D attached hereto shall be the Operating Agreement of the Surviving Company until amended in accordance with terms thereof.

(c) The current executive officers of the Company shall, from and after the Effective Time, become the executive officers of the Surviving Company each to hold office in accordance with the Certificate of Formation and Operating Agreement of the Surviving Company until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Certificate of Formation and Operating Agreement of the Surviving Company. The members of the Parent Board shall, from and after the Effective Time, become the board of directors of the Surviving Company each to hold office in accordance with the Certificate of Formation and Operating Agreement of the Surviving Company until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Certificate of Formation and Operating Agreement of the Surviving Company.

(d) If at any time after the Effective Time, the Surviving Company shall determine, in its reasonable discretion, or shall be advised by its counsel, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and managers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations subject to compliance with applicable law or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

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2.2. Closing and Effective Time of the Merger.

The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place upon the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing). The date on which the Closing occurs shall be referred to herein as the “Closing Date”. Notwithstanding the foregoing, the Closing shall for all purposes be deemed to occur at the close of business on the Closing Date. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Merger Sub and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DLLCA and shall make all other filings or recordings required under the DLLCA. The Merger shall become effective at the date and time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time, the “Effective Time”).

2.3. Conversion of Company Membership Interests. At the Effective Time, by virtue of the Merger and, except for delivery of the Letter of Transmittal, without any action on the part of any of the parties hereto or the holders of any Company Membership Interest:

(a) Subject to adjustment as set forth in this Agreement, including without limitation Section 2.8 and Section 9.7,

(i) the aggregate consideration (the “Merger Consideration”) to be paid or reserved for issuance by Parent to the Members and the Liquidating Trust shall be:

A. 12,631,400 fully paid and non-assessable shares of common stock of Parent, par value $0.0001 per share (the “Parent Common Stock”), of which 2,000,000 shares (the “Escrow Shares”) shall be deposited in and subject to the escrow created and established pursuant to Section 6.11; and

B. $11,750,000 in cash.

(ii) The Merger Consideration shall be allocated as follows: (i) 1,000,000 shares of Parent Common Stock will be issued to Jonathan Segal as a control premium and (ii) the balance allocated among the Members and the Liquidating Trust on a Pro Rated Basis.

(iii) The Merger Consideration issued and delivered in accordance with the terms of this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Membership Interests and Company Warrants under this Article II.

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(b)

(i) Each Company Warrant outstanding immediately prior to the Effective Time shall be converted automatically into and become a beneficial interest in the Liquidating Trust, and

(ii) Each Company Membership Interest held by a Member immediately prior to the Effective Time shall be converted automatically into and become a beneficial interest in the Liquidating Trust, as well as its allocated portion of the Merger Consideration as described in Section 2.3(a)(ii) above;

and

(c) Parent’s ownership interest in Merger Sub shall be converted automatically into a 100% membership interest in the Company.

Notwithstanding any other provision of this Agreement, the shares of Parent Common Stock to be issued as part of the Merger Consideration shall be adjusted, at any time and from time to time, to fully reflect the effect of any stock split, reverse split, stock dividend (including, without limitation, any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock, occurring prior to the Closing.

2.4. No Further Ownership Rights; No Liability.

From and after the Effective Time, all Company Membership Interests and Company Warrants shall be deemed canceled and shall cease to exist, and each holder of a Company Membership Interest or Company Warrants shall cease to have any rights with respect thereto except as set forth herein or under applicable law. Notwithstanding any other provision of this Agreement, none of Parent, Merger Sub or Surviving Company shall be liable to a Member for any shares of Parent Common Stock or any amount of cash properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.5. Fractional Shares.

No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and each holder of Company Membership Interests who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon compliance with Section 2.6, receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

2.6. Letter of Transmittal.

As promptly as practicable before or after the Effective Time, Parent (or its designee or exchange agent) will send to each Member as set forth on Schedule 2.3(a) a letter of transmittal, substantially in the form of Exhibit H, for use in enabling Parent to issue the Merger Consideration to which such Member may be entitled as determined in accordance with the provisions of this Agreement. Upon delivery of a duly executed letter of transmittal, such Member will be entitled to receive the portion of the Merger Consideration to which such Member may be entitled (as determined in accordance with the provisions of this Agreement. If any certificate representing shares of Parent Common Stock are to be issued in a name other than that as set forth in Schedule 2.3(a), it shall be a condition that the Person requesting such shall deliver to Parent (or its designee) all documents necessary to evidence and effect such transfer and pay to Parent (or its designee) any transfer or other taxes required by reason of such issuance or establish to the satisfaction of Parent (or its designee) that such tax has been paid or is not applicable.

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2.7. Delivery of the Escrow Shares.

At the Effective Time, Parent shall deliver to the Escrow Agent the Escrow Shares.

2.8. Adjustments for Working Capital and Adjustment Liabilities.

(a) [Intentionally Omitted]

(b) Closing Working Capital and Adjustment Liabilities.

(i) Within 90 days following the Closing, the Company shall deliver to Parent a certificate (the “Closing Statement”) setting forth in reasonable detail its good faith calculation of each Closing Adjustment Item (“Estimated Closing Adjustment Amount”).

(ii) As promptly as is reasonably practicable after the delivery of the Closing Statement but no later than 90 days thereafter (“Objection Period”), Parent or its appointed designee, including but not limited to an accounting firm or transaction advisory firm, acceptable solely to Parent, shall review or cause to be reviewed the Closing Statement to verify the accuracy of the determination of the Estimated Closing Adjustment Amounts as set forth therein. If Parent determines that any Estimated Closing Adjustment Amount requires revision (a “Disputed Item”), Parent shall deliver to the Company Representative a notice (the “Adjustment Notice”) setting forth the revised Disputed Item (“Revised Closing Item”), and the calculation thereof in reasonable detail. If Parent either notifies the Company Representative that Parent has no objection to the Closing Statement or no Adjustment Notice is received prior to the expiration of the Objection Period, the Company’s determination of the Estimated Closing Adjustment Amounts shall be final and binding on all parties.

(iii) If Parent timely delivers the Adjustment Notice to the Company Representative, the Company Representative shall have twenty (20) days from receipt of the Adjustment Notice to provide written notice to Parent that it disputes the Adjustment Notice (the “Dispute Notice”), which Dispute Notice shall provide a reasonably detailed description of such dispute and the Company Representative’s calculation of the Revised Closing Item. If the Company Representative does not timely deliver a Dispute Notice to Parent, or if the Company Representative notifies Parent that it has no objection to the Adjustment Notice, Parent’s determination of the Revised Closing Item shall be final and binding on all parties. If the Company Representative timely delivers a Dispute Notice to Parent and Parent and the Company Representative are unable to mutually agree on the Disputed Item within ten (10) Business Days following receipt by Parent of the Dispute Notice, Parent and the Company Representative shall mutually agree on a nationally-recognized independent public accounting firm with experience in the hospitality industry (the “Independent Auditor”) to review the Closing Statement, the Adjustment Notice and the Dispute Notice (and all related information). The Independent Auditor shall determine the Disputed Item (the “Auditor Closing Amount”), which determination shall be final and binding on all parties absent manifest error. The costs of the Independent Auditor shall be borne by the party whose determination of the Disputed Item was farthest from the determination of the Auditor Closing Amount.

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(iv) If a Final Disputed Item relates (i) to Adjustment Liabilities, and such amount exceeds $14,343,000 (the “Excess Liabilities”) by more than $20,000 in the aggregate for all Adjustment Liabilities or (ii) to Ordinary Working Capital, Closing Working Capital, or both, and the excess, if any, of Ordinary Working Capital over Closing Working Capital (“Working Capital Shortfall”) exceeds $100,000, the Members and Liquidating Trust, on a Pro Rated Basis, shall be liable to Parent for an amount equal to the sum of any (i) Excess Liabilities and (ii) Working Capital Shortfall. Any payment required to be made pursuant to this Section 2.8 shall be made by reduction of the Escrow Shares or as a set-off to any amount that might otherwise be payable to the Members under Section 2.9.

2.9. Contingent Payment. On a monthly basis, Parent will make a cash payment to the Members and the Liquidating Trust on a Pro Rated Basis (“Contingent Payments”) in an amount equal to the Distribution Amount in effect at the time the distribution is made, until aggregate distributions made pursuant to this Section 2.9 equal the Maximum Contingent Payment.

2.10. Outstanding Company Derivative Securities. The Company shall, and shall cause its Subsidiaries to, arrange that the holders of all outstanding options and other derivative securities of the Company or any Subsidiary (other than Company Warrants) exercise such securities prior to the Effective Time or otherwise cause such options and other derivative securities to terminate. Such exercise or termination may be made contingent upon the occurrence of the Closing and, as of the Closing, no Person shall have any right to acquire any ownership or other equity interest in the Company or any Subsidiary (other than Parent at Closing).

2.11. Intentionally Omitted.

2.12. Right of Set-Off. Parent’s obligation to make any payments under Section 2.9 is subject to possible reduction by any amount that is determined to be owed to Parent under Section 2.8(b)(iv) or Article IX hereunder.

2.13. Committee for Purposes of Agreement. Prior to or promptly following the Closing, the board of directors of Parent shall appoint a committee consisting of one of its then members to act on behalf of Parent to take all necessary actions and make all decisions pursuant to this Agreement and the Escrow Agreement, including, but not limited to, the provisions of Section 2.8(b) and Parent’s right to indemnification pursuant to Section 9.2 and Article IX hereof. In the event of a vacancy in such committee, the board of directors of Parent shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an “independent” director of Parent (as defined in Nasdaq Rule 4200(a)(15)) and who has not had any relationship with the Company prior to the Closing. Such committee is intended to be the “Committee” referred to in Section 6.13(d) hereof and the Escrow Agreement.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In this Agreement, any reference to the Company’s “knowledge” means the actual knowledge of Jonathan Segal, Sam Goldfinger and Celeste Fierro after reasonable inquiry of the Company’s management team members.

Except as disclosed in the document of even date herewith delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”; all references in this Article III to a “Schedule” mean a Schedule of the Company Disclosure Schedule), the Company represents and warrants to Parent and Merger Sub as follows:

3.1. Organization, Standing and Power.

The Company is a limited liability company duly organized or formed, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in all other jurisdictions where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified would not reasonably be expected to result in a Company Material Adverse Effect. The Company has the requisite power and authority to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. The Company has delivered to Parent true, complete and correct copies of its Certificate of Formation and Limited Liability Company Operating Agreement of the Company (the “Company Operating Agreement”), each as amended to date. The Company is not in default under or in violation of any provision of its Certificate of Formation or Company Operating Agreement.

3.2. Subsidiaries.

(a) Schedule 3.2(a) sets forth a complete and correct list of each Subsidiary of the Company and of all jurisdictions in which the Company or any such Subsidiary is qualified or licensed to do business. Attached to Schedule 3.2(a) is an organizational chart of the Company and its Subsidiaries. Except as set forth on Schedule 3.2(a), the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any Contract as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Each Subsidiary of the Company that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation (as listed on Schedule 3.2(a)) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation (as listed on Schedule 3.2(a)) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company is in possession of all approvals necessary to own, lease and operate the properties it owns, operates or leases and to carry on its business as it is now being conducted, except where the failure to possess such approvals would not reasonably be expected to result in a Company Material Adverse Effect. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of each Subsidiary of the Company, as amended and currently in effect, have been heretofore delivered or made available to Parent or Parent’s counsel. No Subsidiary of the Company is in violation of any of the provisions of its Charter Documents.

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(c) Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not reasonably be expected to result in a Company Material Adverse Effect. Each jurisdiction in which each Subsidiary of the Company is so qualified or licensed is listed in Schedule 3.2(a).

(d) Since the respective date of each Subsidiary’s formation, all Subsidiary action has been effected by the managing member of such Subsidiary, in its sole authority; no meetings of directors or members or other governing body or committees have been held and no actions or resolutions by written consent of the directors or members or other governing body or committees have been taken, other than the resolutions or written consents of the members made in connection with the transactions contemplated in this Agreement.

3.3. Capital Structure.

(a) Schedule 3.3(a) sets forth a true, complete and correct list of all Members indicating the percentage of Company Membership Interests held by each of them.

(b) Except as set forth in Schedules 3.3(a) and (c), as of the date hereof, there are no shares of voting or non-voting capital stock, equity interests, percentage interests or other securities of the Company authorized, issued, reserved for issuance or otherwise outstanding.

(c) Schedule 3.3(c) also sets forth a true, complete and correct list of the holders of all options to acquire Company Membership Interests (“Company Options”) and Company Warrants, including: (i) the number and class of Company Membership Interests subject to each such Company Option or Company Warrant; (ii) the date of grant; (iii) the exercise price; (iv) the date of grant, the vesting schedule, as applicable, and expiration date; and (v) any terms regarding the acceleration of vesting. At Closing, no such Company Options will be outstanding.

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(d) All outstanding Company Membership Interests are, and all membership interests which may be issued pursuant to the Company Options and Company Warrants, will be, when issued against payment therefor in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or of similar rights, and were or will be issued in compliance in all material respects with all applicable federal and state securities laws.

(e) Except as set forth in Schedule 3.3(e), there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares), membership interests, percentage interests or other security or equity interests of the Company or to cause the Company or its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company or its Subsidiaries.

(f) Except as set forth in Schedule 3.3(f), there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which the Company’s Members may vote. Except as described in subsection (c) above or as disclosed in Schedule 3.3(f), there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, membership interests, percentage interests or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as disclosed in Schedule 3.3(f), the Company is not subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

(g) Except for the terms and conditions of the Company Operating Agreement, there are no voting trusts, proxies or other agreements, arrangements, commitments or understandings of any character to which the Company or its Subsidiaries or, to the knowledge of the Company, any of the Company’s Members, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any of the Company’s membership interests, percentage interests or other security or equity interests of the Company.

(h) The authorized and outstanding capital stock or membership interests of each Subsidiary are set forth in Schedule 3.3(h) hereto. Except as set forth on Schedule 3.3(h), all of the outstanding shares or membership interests of the Company's wholly owned, direct or indirect, Subsidiaries (and all of the shares or membership interests of non-wholly owned Subsidiaries owned, directly or indirectly, by the Company) are owned, directly or indirectly, by the Company, free and clear of any Liens, charges, pledges, security interests, mortgages, claims, encumbrances, options or rights of first refusal. Except as set forth in Schedule 3.3(h), all of the outstanding shares of capital stock or membership interests of each of such Subsidiaries owned by the Company have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. Except as set forth in Schedule 3.3(h), there are no warrants, options, agreements, call rights, conversion rights, exchange rights, preemptive rights or other rights or commitments or understandings relating to the issuance, sale, delivery, pledge, transfer, redemption or other disposition by the Company or its Subsidiaries (including any right of conversion or exchange under any outstanding security or other instrument) of the capital stock or membership interests of any of the Company’s Subsidiaries. None of the Subsidiaries owns any stock or membership interests of the Company.

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3.4. Authority.

The Company has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company (including the requisite approval of its Members). This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity (collectively, the “Enforceability Exceptions”). The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Certificate of Formation or Operating Agreement, (ii) to the knowledge of the Company, conflict with or violate any Law to which the Company or any of its Subsidiaries are subject to or bound, (iii) except as set forth in Schedule 3.4 of the Company Disclosure Schedule, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or encumbrance on any of the properties or assets of the Company pursuant to, any Material Company Contracts, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Material Company Contract, including any “change in control” or similar provision of any Material Company Contract. The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) as set forth in this Agreement, (ii) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and filing and recordation of appropriate merger documents as required by the DLLCA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, and would not have a Company Material Adverse Effect.

3.5. Financial Statements.

The Company has provided to Parent true, complete and correct copies of (i) the audited combined financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2010, December 31, 2011 and December 31, 2012 and (ii) balance sheet and the related combined statements of income, changes in equity, and cash flow for the fiscal quarter ended June 30, 2013 (the “Most Recent Balance Sheet Date”) (including notes thereto, the “Most Recent Balance Sheet”), and the related combined statements of income, changes in equity, and cash flow as of the Most Recent Balance Sheet Date, including in each case the notes thereto (together, the “Company Financial Statements”). The Company Financial Statements (i) have been prepared from, are in accordance with, and accurately reflect the books and records of the Company in all material respects as of the times and for the periods referred to therein, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature), (iii) fairly present, in all material respects, the combined financial condition and the results of operations, changes in equity and cash flow of the Company and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, (iv) contain and reflect all necessary adjustments, accruals, provisions and allowances for a fair presentation of its financial condition and the results of its operations for the periods covered by such financial statements, (v) to the extent applicable, contain and reflect adequate provisions for all reasonably anticipated liabilities for all Taxes with respect to the periods then ended and all prior periods, and (vi) since the Most Recent Balance Sheet Date, there have been no material changes in the Company’s accounting methods, principles, policies procedures or practices.

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3.6. Absence of Certain Changes.

Except as set forth on Schedule 3.6 or otherwise set forth in this Agreement, since June 30, 2013, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been: (i) any action, event or occurrence which has had, or to the knowledge of the Company could reasonably be expected to result in, a Company Material Adverse Effect; or (ii) any action, event or occurrence which has had a loss or liability to the Company or any of its Subsidiaries in excess of $100,000 or where all such matters aggregate more than $500,000.

3.7. Absence of Undisclosed Liabilities.

Neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet prepared in accordance with GAAP or in the related notes to the Company Financial Statements which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the Company Financial Statements, (ii) such liabilities arising in the ordinary course of business and consistent with past practice since June 30, 2013 and (iii) liabilities reflected in Schedule 3.7 of the Company Disclosure Schedule.

3.8. Litigation.

Except as set forth on Schedule 3.8 of the Company Disclosure Schedule, there is no Action pending, or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of its respective properties or any of the Company’s executive officers, directors or managers (in each case in their capacities as such). There is no Governmental Order imposed upon the Company or any of its assets or properties, or, to the knowledge of the Company, any of its directors, officers or managers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

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3.9. Restrictions on Business Activities.

Except as set forth on Schedule 3.9 of the Company Disclosure Schedule, there is no written agreement executed by the Company or to the knowledge of the Company, Governmental Order binding upon the Company or any of its Subsidiaries which has or reasonably could be expected to have the effect of prohibiting or materially impairing any current business practice of the Company or any of its Subsidiaries, or the conduct of business by the Company or any of its Subsidiaries.

3.10. Material Permits.

Schedule 3.10 of the Company Disclosure Schedule sets forth a true, complete and correct list of Material Permits, including, without limitation, licenses, permits, franchises and authorizations relating to food or liquor (“Liquor Licenses”).

(a) The Company and its Subsidiaries as the case may be, have all Material Permits and Liquor Licenses necessary for the Company, or its Subsidiaries as the case may be, to operate its business as presently conducted as of the date of this Agreement.

(b) Each Material Permit and Liquor License is in full force and effect and neither the Company nor any Subsidiary of the Company has received notification of any action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of the Company, threatened, which seeks to revoke or limit any Material Permit or Liquor License.

(c) The rights and benefits of each Material Permit and Liquor License will be available to the Surviving Company and its Subsidiaries immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries immediately prior to the Effective Time.

(d) Each of the Company and its Subsidiaries is in compliance in all material respects with the terms and conditions of the Material Permits and Liquor Licenses.

3.11. Title to Property/Leases.

(a) Neither the Company nor any Company Subsidiary owns a fee interest in any real property.

(b) Schedule 3.11 of the Company Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or any Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given by the Company or any Subsidiary in connection therewith and each amendment to any of the foregoing. True, correct and complete copies of all of the Leases and any amendments or modifications thereof listed on Schedule 3.11 (collectively, the “Lease Documents”) have been delivered or have been made available to Parent. All such current Leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Subsidiary or, to the Company’s knowledge, by the other party to such lease or sublease, or person in the chain of title to such leased premises, except with respect to defaults that will not materially impact the business being conducted in such leased space or would not result in any landlord having the right to either terminate the Lease or impose any material late charge, penalty or any similar fee.

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(c) There are no legal restrictions that preclude or restrict the ability to use any Leased Real Property by the Company or any Subsidiary for the purposes for which it is currently being used. To the Company’s knowledge, there are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, leased by the Company or any Subsidiary other than those that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Each of the Company and the Subsidiaries has good and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens except for Permitted Liens and Liens that do not materially interfere with the present value of the subject property.

(e) No brokerage commissions are currently due and payable by the Company or its Subsidiaries with respect to any Lease.

(f) No tenant or other party in possession of any of the Leased Real Property has any right to purchase, or holds any right of first refusal to purchase, such properties.

(g) There has been no material damage to any portion of the Leased Real Property caused by fire or other casualty which has not been fully repaired or restored.

3.12. Taxes.

Except as set forth on Schedule 3.12 of the Company Disclosure Schedule,

(a) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person, including pursuant to any Tax sharing or Tax allocation agreement. “Tax Return” means any return, statement, report or form (including, without limitation, estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

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(b) All Tax Returns required to be filed on or behalf of the Company (other than Tax Returns which, if properly prepared and filed, would involve an immaterial amount of Tax) have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), all such Tax Returns are true, complete and correct in all material respects, and all Taxes payable by or on behalf of the Company have been fully and timely paid.

(c) The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(d) The Company has provided to Parent complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company relating to the taxable periods since January 1, 2010 and (ii) any audit report issued within the last three years relating to any Taxes from or with respect to the Company.

(e) No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(f) All deficiencies asserted or assessments made as a result of any exanimations by any Taxing Authority of the Tax Returns of, or including, the Company have been fully paid, and to the knowledge of the Company, there are no other audits or investigations by any Taxing Authority in progress, nor has the Company received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation.

(g) Neither the Company nor any other Person on its behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(h) The Company is not a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after Closing.

(i) The Company is not subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

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(j) There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company, except for statutory Liens for current Taxes not yet due and payable.

(k) The Company is, and since its inception has been, properly treated as a pass-through entity for U.S. federal, state and local income tax purposes. There is no claim or assessment for any alleged deficiency pending, or threated in writing, with respect to Taxes of the Company. The Company has not engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). The Company does not have, nor has ever had, a permanent establishment in any country other than its country of organization or been subject to Tax in a jurisdiction outside its country of organization.

(l) No property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(m) The Company has reasonably classified for all purposes (including without limitation for all Tax purposes and for purposes of determining eligibility and benefits under any Company Employee Plan) all employees, leased employees, consultants and independent contractors, and has withheld and paid all applicable Taxes and made all required filings in connection with services provided by such persons.

3.13. Environmental Matters.

(a) To the Company’s knowledge, no facts or circumstances exist with respect to the Leased Real Property which is likely to give rise to any liability based upon or related to the Company’s or any Subsidiary’s or any other Person’s actions or omissions in the processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment of any Hazardous Substance.

(b) As used in this Agreement, the term “Hazardous Substance” shall mean any substance that is listed, defined, designated or classified as toxic, hazardous, radioactive or dangerous or as a pollutant or contaminant under any Environmental Law.

(c) To the Company’s knowledge: (i) the Company and each of its Subsidiaries has complied at all times in all material respects and is currently in compliance in all material respects with all applicable Environmental Laws; (ii) there are no Hazardous Substances at, in, under or from the Leased Real Property; and (iii) there has been no release or threatened release of Hazardous Substances at, in, under or from the Leased Real Property.

(d) There are no pending or, to the knowledge of the Company, threatened claims, demands, actions, administrative proceedings, lawsuits or inquiries relating to the Leased Real Property under any applicable Environmental Law. Neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any written agreements, orders, decrees, injunctions or other arrangements with any Governmental Entity or other Person relating to liability under any Environmental Law or relating to Hazardous Substances.

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(e) As used in this Agreement, the term “Environmental Law” shall mean any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, pollution, contamination, or any injury or threat of injury to persons or property relating to such matters.

(f) To the knowledge of the Company there are no environmental investigations, studies or audits with respect to the Leased Real Property.

3.14. Employee Benefit Plans.

(a) Definitions. With the exception of the definition of “Affiliate” set forth in this Section 3.14(a) below (which definition shall apply only to this Section 3.14), for purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits, pension benefits, health and welfare benefits, insurance benefits, or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation and any International Employee Plan.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current, former or rehired employee, consultant, officer or director of the Company or any Affiliate.

“Employee Agreement” shall mean each employment, consulting or similar agreement, each agreement providing for severance, relocation, repatriation, expatriation or similar agreement (including, without limitation, any offer letter) between the Company or any Affiliate and any Employee.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any Affiliate, whether formally or informally or with respect to which the Company or any Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule 3.14(b) of the Company Disclosure Schedules sets forth a complete and accurate list of each Company Employee Plan and Employee Agreement. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing. The Company has previously made available to Parent a true and complete table setting forth the name, position and salary of each employee of the Company.

(c) Documents. The Company has provided or made available to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and written interpretations thereof and all related trust documents; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, filed pursuant to ERISA or the Code in connection with each Company Employee Plan; (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts; (vi) all communications from the Company within the prior three (3) years material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company; (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan within the prior three (3) years; (viii) all material COBRA forms and related notices; (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all coverage, non-discrimination and other qualification related tests under Code Sections 401, 410, 411, 414 and 416 for each Company Employee Plan for the three (3) most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

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(d) Employee Plan Compliance. The Company has performed all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its material terms and in compliance, in all material respects, with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and any trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or is entitled to rely on a prototype plan sponsor’s determination letter pursuant to IRS pronouncements. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan that would result, or is reasonably likely to result, in a material liability to the Company. No breach of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending which have been served on the Company or, to the knowledge of the Company, otherwise pending or threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan that would result, or is likely to result, in a material liability to the Company or its Affiliates. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any Affiliate (other than accrued benefits and ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any Affiliate is subject to any material penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

(e) No Pension Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan that (i) is a “defined benefits plan” as defined in Section 3(35) of ERISA, or (ii) is subject to Title IV of ERISA or Section 412 of the Code.

(f) No Self-Insured Plan. Neither the Company nor any Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured plan that provides healthcare, life, disability or other welfare benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies). No Company Employee Plan under which welfare benefits are provided to Employees is or at any time was funded through a “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code or otherwise funded through a trust or is subject to Section 419 or 419A of the Code.

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(g) Collectively Bargained, Multiemployer and Multiple-Employer Plan. Neither the Company nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to (i) any multiemployer plan, as defined in Section 414(f) of the Code and Section 3(37) of ERISA, (ii) any multiple employer plan or to any plan described in Section 413 of the Code, or (iii) a multiple employer welfare arrangement with the meaning of Section 3(40) of ERISA.

(h) No Post-Employment Obligations. No Company Employee Plan or Employment Arrangement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and the Company has not represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(i) COBRA; FMLA; HIPAA. The Company and each Affiliate has, prior to the Effective Time, complied, in all material respects, with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its Employees. The Company does not have unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(j) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or be deemed an “excess parachute payment” under Section 280G(b)(1) of the Code with respect to any Employee or any “disqualified individual” as such term is defined in Treas. Reg. §1.280G-1. The Company has no obligation to any Employee or other person to provide any indemnification, “gross up” or similar payment in the event any excise Tax is imposed on such Employee or other person under Section 409A or 4999 of the Code or similar state laws.

(k) Non-Qualified Deferred Compensation. With respect to each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code that is subject to Section 409A of the Code, (i) the written terms of the Company Employee Plan have at all times since January 1, 2009 been in compliance in all material respects with Section 409A of the Code and (ii) each Company Employee Plan has been operated in compliance in all material respects (or with respect to periods prior to January 1, 2009, in good faith compliance) with Section 409A of the Code and its interpretive regulations and guidance.

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(l) Contributions. All contributions, premiums and other payments due or required to be paid to or with respect to each Company Employee Plan have been timely paid, or if not yet due, accrued as a liability on the Company’s balance sheet to the extent required by GAAP.

(m) International Employee Plan. Neither the Company nor any Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.

3.15. Employees.

(a) List of Employees. Schedule 3.15(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all current Employees of the Company and its Subsidiaries that earned in excess of $50,000 per annum in calendar year 2012 and who is scheduled to earn such compensation for the 2013 fiscal year and for each such Employee, his or her (i) position and title(s), (ii) date of hire or engagement, (iii) actual annual or hourly rate of compensation (including actual or potential bonus or incentive compensation), (iv) accrued vacation, sick and other paid time off allowance (updated through the Effective Time), and (v) if the Employee is on an approved leave of absence in excess of five (5) business days, the length of the current and expected duration of the leave. The services provided by each of the Company’s and its Affiliate’s Employees is terminable at the will of the Company and its Affiliates and any such termination would result in no liability to the Company or any Affiliate. To the knowledge of the Company, no employee or group of employees has threatened to terminate employment with the Company or any of its Subsidiaries or, to the knowledge of the Company, has plans to terminate such employment.

(b) Employment Law Compliance. The Company: (i) is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, termination of employment, employee safety, employee classification as exempt or non-exempt, wages and hours, and in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) except for immaterial amounts, the Company is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) the Company is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in Schedule 3.15(a), in the past two years, the Company has not implemented any plant closings, layoffs, relocations or other employment losses sufficient to trigger obligations under the federal Worker Adjustment and Retraining Notification Act, or any other similar, applicable state law.

(c) Employee Claims. Except as set forth in Schedule 3.8, there are no actions, suits, claims or administrative matters pending which have been served on the Company, or to the Company’s knowledge, otherwise pending or threatened against the Company, any Company trustee under any workers’ compensation policy, or any of its Employees relating to any Employee or Employee Agreement.

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(d) Independent Contractors. Schedule 3.15(d) of the Company Disclosure Schedule sets forth a true, complete and correct list of all current consultants and independent contractors of the Company and each Subsidiary and for each such person, his or her (i) date of hire or engagement and (ii) actual annual or hourly rate of compensation (including actual or potential bonus or incentive compensation).

(e) No Interference or Conflict. To the knowledge of the Company, no Employee of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Employee’s efforts to promote the interests of the Company or that would interfere with the Company’s business. To the Company’s knowledge, no Employee of the Company has violated any employment contract, nondisclosure agreement, non-competition or non-solicitation agreement by which such Employee is bound due to such Employee being employed by the Company and disclosing to the Company or using trade secrets or proprietary information of any other person or entity.

3.16. Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries. No Employees of the Company are represented by any labor union or similar organization, and no labor union or similar organization or group of employees has made a written demand for recognition, filed a petition seeking a representation proceeding, given the Company written notice of any intention to hold an election of a collective bargaining representative or to the Company’s knowledge, engaged in any organizing activities at any time during the past three years.

(b) The Company has not received any notice of any unfair labor practice complaints or any other actions, suits, complaints, charges, arbitrations, inquiries, proceedings or investigations pending before the National Labor Relations Board or any other agency having jurisdiction thereof and, to the Company’s knowledge, no such complaint has been threatened. There are no strikes, slowdowns, work stoppages, lockouts, contract disputes, or other material labor disturbances, or threats thereof, by or with respect to any Employees and, within the twelve months prior to the Effective Time, no such activities or proceedings are or were underway nor has the Company been the subject of any strikes, slowdowns, work stoppages, lockouts, contract disputes, or other material labor disturbances or threats thereof.

3.17. Intellectual Property

For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) multinational statutory invention registrations, patents, patent registrations, and patent applications therefor including without limitation any utility patents, design patents, and design registrations, and including all reissues, divisions, renewals, extensions, provisionals, reexaminations, continuations and continuations-in-part, and all rights therein provided by multinational treaties or conventions; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer, supplier and vendor lists, and all documentation relating to any of the foregoing; (iii) copyrightable works, copyrights, copyrights registrations and applications therefor and renewals thereof, and all other rights corresponding thereto throughout the world; (iv) software and software programs, including all data and related documentation; (v) domain names, uniform resource locators and other names and locators associated with the internet including without limitation any social media identifications and tags; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith, together with all renewals, translations, adaptations, derivations, and combinations relating thereto (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

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“Company Intellectual Property” shall mean any Intellectual Property that is owned by, filed by, used by, or licensed to, the Company or any of its Subsidiaries, including software and software programs developed by or exclusively licensed to the Company or any of its Subsidiaries (specifically excluding any off the shelf or shrink-wrap software).

(a) Schedule 3.17(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Company Intellectual Property.

(b) No Company Intellectual Property is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property.

(c) The Company and each of its Subsidiaries, as the case may be: own and has all right, title and interest in, or in the case of exclusive licenses, has the right to use, each material item of Company Intellectual Property, owned by, used by, or exclusively licensed to, either the Company or a Subsidiary, as the case may be, and all such Company Intellectual Property other than as denoted on Schedule 3.17(c) of the Company Disclosure Schedule, is free and clear of any Liens and encumbrances (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company or its Subsidiaries, with respect to class of use or geographic area in each case as denoted in Schedule 3.17(a), is the exclusive owner of all Trademarks used in connection with the operation or conduct of its business as currently conducted.

(d) Except as set forth on Schedule 3.17(d) of the Company Disclosure Schedule, the Company does not pay or receive any royalty to or from anyone with respect to any Company Intellectual Property, nor has the Company licensed anyone to use any of the Company Intellectual Property.

(e) Except as set forth on Schedule 3.17(e) of the Company Disclosure Schedule, all rights of the Company in and to the Company Intellectual Property will be unaffected by the Merger and the other transactions contemplated hereby.

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3.18. Infringement of Intellectual Property.

To the Company’s knowledge, the operation of the business of the Company and its Subsidiaries has not and does not infringe or misappropriate the Intellectual Property of any third party, Company officer, employee, or anyone having served in such a capacity. No written notice, charge, claim, action or assertion of infringement, unfair competition, unfair trade practices or misappropriation has been received by the Company or any of its Subsidiaries and, to the Company’s knowledge, no written notice, charge, claim or action has been filed, commenced or threatened against the Company or any of its Subsidiaries alleging any such violation.

3.19. Interested Party Transactions.

Other than as listed on Schedule 3.19 to the Company Disclosure Schedule, neither the Company or any Subsidiary is indebted to any manager, director or officer of the Company or any Subsidiary (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company or any Subsidiary, and there are no other related party transactions of the type that would be required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Exchange Act.

3.20. Compliance With Laws.

Each of the Company and its Subsidiaries is in material compliance, and has materially complied at all times, with all applicable Laws of Governmental Entities. Neither the Company nor any Subsidiary has received any written notice of, or been charged with, a violation of any such Laws, and to the Company’s knowledge, no claims or complaints are threatened alleging that the Company or its Subsidiaries are in violation of any such Laws

3.21. Broker’s and Finders’ Fees.

The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, except for such fees or charges as set forth on Schedule 3.21 of the Company Disclosure Schedule.

3.22. Company Actions.

Since the date of the Company’s formation, all Company action has been effected by its managing member, in his sole authority; no meetings of directors or members or other governing body or committees have been held and no actions or resolutions by written consent of the directors or members or other governing body or committees have been taken, other than the resolutions or written consents of the Members made or which will be made in connection with the transactions contemplated in this Agreement.

3.23. Required Approvals.

The requisite approval of the Members of the Company and the Company Manager are the only approvals necessary to approve this Agreement and the transactions contemplated hereby on behalf of the Company. The Members of the Company approved the transactions contemplated by this Agreement, including the Merger, by written consent of the Members holding the requisite percentage ownership on or prior to the date hereof. The Company Manager has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement are fair to and in the best interests of the Company and its Members and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and thereby.

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3.24. Insurance.

Schedule 3.24 lists each insurance policy to which the Company or any of its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Schedule 3.24 lists each person or entity required to be listed as an additional insured under each such policy, provided that such Schedule does not include persons or entities that required to be listed as an additional insured in connection with a specific venue event. Each such policy is in full force and effect and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect following the Effective Time. All such insurance policies provide reasonably adequate coverage for all material risks incident to the business of the Company and its Subsidiaries and their respective properties and assets. Neither the Company nor any Subsidiary is in breach or default (including with respect to the payment of premiums or the giving of notices) under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification under such policy; and neither the Company nor any Subsidiary has received any written notice or to the Company’s knowledge, oral notice, from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Neither the Company nor any Subsidiary has incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

3.25. Agreements, Contracts and Commitments.

(a) Schedule 3.25 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, purchase orders, sales orders, and other commitments and obligations, whether written or oral, to which the Company or any of its Subsidiaries is a party or by or to which any of the properties or assets of the Company or any of its Subsidiaries is bound or subject to (including without limitation notes or other instruments payable to the Company or its Subsidiaries).

(b) For purposes of this Agreement the term “Material Company Contracts” shall mean:

(i) each Company Contract (I) which provides for payments (present or future) to the Company or any of its Subsidiaries in excess of $200,000 in the aggregate or (II) under which or in respect of which the Company or any of its Subsidiaries presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $200,000.

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(ii) each Company Contract that is or may be material to the businesses, operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries and

(iii) without limitation of subclause (i) or subclause (ii), each of the following Company Contracts, the relevant terms of which remain executory:

(I) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company or any of its Subsidiaries;

(II) any guaranty, direct or indirect, by the Company, any of its Subsidiaries or any or any officer, director, stockholder or Member (“Insider”) of the Company or any of its Subsidiaries of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business and guarantees by Subsidiaries of Company obligations;

(III) any Company Contract that creates a security interest in, or allows for the transfer of, assets of the Company or its Subsidiaries, whether tangible or intangible;

(IV) any Company Contract of employment or consulting in excess of $50,000 per annum;

(V) any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or any of its Subsidiaries, including, but not limited to, grants to any third party of “most favored nation” pricing status, or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, license, market or otherwise relating to the sale or distribution of, any product or service of the Company and its Subsidiaries;

(VI) any obligation to register any shares of the capital stock or other securities of the Company or any of its Subsidiaries with any Governmental Entity;

(VII) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(VIII) any collective bargaining agreement with any labor union;

(IX) any lease or similar arrangement for the use by the Company or any of its Subsidiaries of personal property (other than leases of vehicles, office equipment or operating equipment where the annual lease payments are less than $50,000 in the aggregate);

(X) any Company Contract to which any Insider is a party;

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(XI) any Company Contract which provides for payments to third parties in excess of $50,000 per annum which cannot be terminated by the Company without penalty or payment upon notice of thirty (30) days or less;

(XII) any Company Contract which establishes a partnership or joint venture;

(XIII) any Company Contract that imposes upon the Company or its Subsidiaries any obligation of confidentiality, non-competition or non-solicitation (except for that certain term sheet between Parent and the Company dated May 10, 2013 (the “Term Sheet”);

(XIV) any Company Contract that requires the Company or its Subsidiaries to indemnify any party thereto;

(XV) any Company Contract which provides for any payments to third parties pursuant to which any computer software is licensed by Company or its Subsidiaries; and

(XVI) any Company Contract that could reasonably be expected to result in a Company Material Adverse Effect in the event of default or termination of such agreement.

(c) Each Material Company Contract is a legal, valid and binding obligation of the Company or the Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Subsidiary is in material breach or violation of, or default under, any Material Company Contract nor has any Material Company Contract been canceled by the other party. To the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Company Contract. The Company and the Subsidiaries have not received any claim of default under any such agreement. The Company has furnished or made available to Parent true and complete copies of all Material Company Contracts, including any amendments thereto.

3.26. Super 8-K.

The information to be supplied by the Company for inclusion in the Super 8-K shall not at the time the Super 8-K is filed with the Securities and Exchange Commission (the “SEC”) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or any Person other than the Company which is contained in the Super 8-K.

3.27. Accounts Receivable.

All accounts and notes receivable of the Company and each Subsidiary have arisen in the ordinary course of business consistent with past practice and represent valid obligations to the Company and/or one or more Subsidiaries arising from their respective businesses. To the Company’s knowledge, there is no contest, claim, or right of set off under any Contract with any obligor of an account or note receivable relating to the amount or validity of such account or note receivable, other than immaterial claims incurred in the ordinary course of business of the Company or any Subsidiary or which are otherwise reserved therefore on the Company Financial Statements.

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3.28. Inventory.

The inventory of the Company and each Subsidiary consists of items of a quality and quantity usable for their intended purpose and salable in the ordinary course of business consistent with past practice. The quantities of each type of inventory are reasonable in the present circumstances of the Company and each Subsidiary and are not materially more or less than normal inventory levels necessary to conduct the business of the Companies and such Subsidiary in the ordinary course consistent with past practice.

3.29. Representations and Warranties Complete.

The representations and warranties of the Company included in this Agreement, as modified by the Company Disclosure Schedule, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made. Except for the representations and warranties made by the Company in this Agreement, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects and the Company expressly disclaims any other representations or warranties, whether made by the Company or any of their Affiliates, officers, directors, employees, agents or representatives.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

In this Agreement, any reference to Parent’s knowledge means the actual knowledge of Michael Rapp and Philip Wagenheim after reasonable inquiry of the Parent’s management team members.

Except as disclosed in the document of even date herewith delivered by Parent to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedule”; all references in this Article IV to a “Schedule” mean a Schedule of the Parent Disclosure Schedule), each of Parent and Merger Sub represents and warrants to the Company and the Members as follows:

4.1. Organization, Standing and Power

Parent is an entity duly organized or formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by it to be conducted, except where the failure to be so qualified would not reasonably be expected to result in a Parent Material Adverse Effect. Parent has the requisite corporate power and authority to lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by it to be conducted. Parent is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Merger Sub is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Merger Sub is not in violation of any of the provisions of its Certificate of Formation and Operating Agreement. Except for Parent’s ownership of Merger Sub, neither Parent nor Merger Sub directly or indirectly owns any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

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4.2. Capital Structure.

(a) The authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share, of which there were issued and outstanding prior to the Effective Time and including the shares of Parent Common Stock to be issued in the Parent Private Placement, 12,294,075 shares of Parent Common Stock, after giving effect to the forfeiture of 3,375,000 shares of Parent Common Stock held by certain founders and after giving effect to the Parent Private Placement, and no shares of preferred stock. On the date hereof, there were outstanding warrants to purchase 5,750,000 shares of Parent Common Stock (the “Parent Warrants”) at an exercise price of $5.00 per share of Parent Common Stock and 5,750,000 shares of Parent Common Stock have been reserved for future issuance pursuant to such Parent Warrants. Schedule 4.2 sets forth all of the shares of Parent Common Stock, Parent Warrants and other securities exercisable for or convertible into capital stock of Parent that will be outstanding immediately following consummation of the Merger. The shares of Parent Common Stock to be issued to the Members pursuant to Section 2.3(a) hereof have been duly authorized by all necessary corporate action and, when issued in accordance with the terms hereof, shall be validly issued and outstanding, and nonassessable. Other than as set forth in this Agreement and other than as contemplated in connection with the Parent Private Placement, there are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are free of any Liens other than any Liens created by or imposed upon the holders thereof, and are not subject to preemptive rights, purchase options, subscription rights or rights of first refusal or any similar right created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound. Except for the rights created pursuant to this Agreement, except as contemplated by the Parent Private Placement and except as described in the final prospectus of Parent, dated October 24, 2011 (File No. 333-174599) (the “Prospectus”), there are no other ogptions, warrants, calls, rights, commitments or Contracts of any character to which Parent is a party or by which it is bound obligating Parent to issue, transfer, deliver, sell, repurchase or redeem, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, any shares of capital stock of Parent or obligating Parent to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or Contract. Other than as contemplated in connection with the Parent Private Placement, there are no Contracts relating to voting, purchase or sale of Parent’s capital stock (i) between or among Parent and any of its stockholders and (ii) to Parent’s knowledge, between or among any of Parent’s stockholders. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. None of the outstanding securities of the Parent have been issued in violation of any applicable securities Laws.

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(b) Parent is the sole owner of all membership interests of Merger Sub and no equity interests or other securities of Merger Sub are issued, reserved for issuance or outstanding. Each membership interest of Merger Sub is duly authorized, validly issued, fully paid and nonassessable and owned by the Parent, free and clear of all Liens. No membership interest of Merger Sub is subject to or issued in violation of any provision of any foreign, federal or state securities Laws, the DLLCLA, the organizational documents of Merger Sub or any contract to which Merger Sub is a party. Except for the Merger Sub, Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person and Merger Sub does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. Since the date of its formation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, and the performance of its obligations hereunder. Merger Sub was formed solely for the consummation of the transactions contemplated hereby.

4.3. Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub and no other corporate proceedings on the part of Parent, Merger Sub or their respective shareholders are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes the valid and binding obligations of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, as amended, (ii) any Parent Material Contract or (iii) any Lien, Governmental Order or, to the knowledge of the Company, any Law to which Parent or Merger Sub are subject or bound, applicable to Parent, Merger Sub or their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for (i) as set forth in this Agreement, (ii) any filings as may be required under applicable state and federal securities laws and the securities laws of any foreign country, (iii) any filings required with the Financial Industry Regulatory Authority, Inc. (“FINRA”), (iv) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, and filing and recordation of appropriate merger documents as required by the DLLCA, and (v) where the failure to obtain such consents, approvals, authorizations, or to make such registrations, declarations or filings, would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by this Agreement or otherwise prevent or materially delay Parent or Merger Sub from performing each of its obligations under this Agreement, and would not have a Parent Material Adverse Effect.

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4.4. SEC Filings; Financial Statements.

(a) Since October 24, 2011, Parent has timely filed (including any extension permitted under the SEC’s rules) or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) such documents and any other documents filed by Parent with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Documents”). As of their respective filing dates, the Parent SEC Documents (i) did not (or with respect to Parent SEC Documents filed after the date hereof, will not) contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder.

(b) All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Documents (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Parent in all material respects as of the times and for the periods referred to therein, (ii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Parent as of the dates and for the periods referred to therein. Without limiting the generality of the foregoing, (i) no independent public accountant of Parent has resigned or been dismissed as independent public accountant of Parent as a result of or in connection with any disagreement with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of Parent has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by Parent with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the knowledge of Parent, threatened against Parent by the SEC relating to disclosures contained in any Parent SEC Document.

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(c) Parent has made available to the Company all comment letters received by Parent from the SEC or the staff thereof since its inception and all responses to such comment letters filed by or on behalf of Parent.

(d) To the knowledge of Parent, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

4.5. Absence of Certain Changes. Since June 30, 2013, neither Parent nor Merger Sub, as applicable, and except as contemplated under the Parent Private Placement or as disclosed in the Parent SEC Documents, has (i) conducted any business; (ii) entered into any acquisition, sale or transfer of any material asset of Parent or Merger Sub; (iii) made any change in accounting methods or practices or any revaluation of any of its assets; (iv) declared, set aside or paid a dividend or other distribution with respect to the capital stock of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its shares of capital stock; (v) except as set forth on Schedule 4.5 to the Parent Disclosure Schedule entered into any Contract, or any amendment or termination of, or defaulted under, any Contract to which Parent is a party or by which it is bound; (vi) amended or changed its Certificate of Incorporation or Bylaws; or (vii) paid or became obligated to pay any of its directors or employees. Parent has not agreed since June 30, 2013 to do any of the things described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to take any of the actions described in the preceding clauses (i) through (vii) (other than negotiations with the Company and its representatives regarding the transactions contemplated by this Agreement).

4.6. Absence of Undisclosed Liabilities. Except as and to the extent set forth on the balance sheet of Parent as at December 31, 2012, including the notes thereto, and the Most Recent Balance Sheet (together, the “Parent Balance Sheet”), Parent has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) or as set forth on Schedule 4.6 to the Parent Disclosure Schedule, except for (i) liabilities and obligations incurred since the date of the Parent Balance Sheet in the ordinary course of business which are not, individually or in the aggregate, material to Parent; (ii) liabilities and obligations incurred in connection with locating suitable acquisition candidates for Parent’s initial business transaction; (iii) liabilities and obligations as contemplated under the Parent Private Placement; and (iv) liabilities and obligations which are not, individually or in the aggregate, material to Parent.

4.7. Litigation. There is no Action pending before any Governmental Entity, or, to the knowledge of Parent, threatened against Parent or Merger Sub or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no Governmental Order or regulatory restriction imposed upon Parent or Merger Sub or any of their respective assets or business, or, to the knowledge of Parent, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

4.8. Restrictions on Business Activities; Prior Business Operations.

(a) There is no oral or written agreement executed by Parent or Merger Sub or to the knowledge of Parent or Merger Sub, Governmental Order binding upon Parent or Merger Sub which has or reasonably could be expected to have the effect of prohibiting or materially impairing any current business practice of Parent or Merger Sub, or the conduct of business by Parent or Merger Sub.

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(b) Parent has limited its activities to those activities (a) contemplated in the Prospectus or (b) otherwise necessary to consummate the transactions contemplated by this Agreement. Parent has no subsidiaries other than Merger Sub. Parent has terminated any and all discussions, conversations, negotiations and other communications with all persons or entities (other than the Company) conducted heretofore with respect to any acquisition or transaction proposals and there are no continuing liabilities or obligations with respect to such matters.

4.9. Taxes.

(a) Except as set forth on Schedule 4.9 to the Parent Disclosure Schedule, Parent and any consolidated, combined, unitary or aggregate group for Tax purposes of which Parent is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes required to be paid, whether or not shown on any Tax Return. All such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete in all material respects. All unpaid Taxes of Parent for periods through June 30, 2013, are reflected in the Parent Balance Sheet. (whether or not shown on any Tax Return). The Financial Statements reflect an adequate reserve (excluding any reserve for deferred Taxes) for all material Taxes payable by the Parent for all taxable periods and portions thereof accrued through the date of such Financial Statements. Since the date of such Financial Statements, the Parent has not incurred any liabilities for Taxes, other than for Taxes relating to the ordinary course of business conducted by the Company consistent with past practice. All deficiencies for Taxes asserted or assessed against the Parent have been fully and timely paid, settled or properly reflected in the Financial Statements.

(b) There is (i) no claim for Taxes that is a Lien against the property of Parent or is being asserted against Parent other than Liens for Taxes not yet due and payable; (ii) no audit of any Tax Return of Parent is being conducted by a Governmental Entity is currently pending or threatened, and Parent has not been notified of any proposed Tax claims or assessments against Parent; (iii) no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Parent for any taxable period and no request for any such waiver or extension is currently pending; and (iv) no agreement, contract or arrangement to which Parent is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. Parent has not been or will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

(c) There are no Tax sharing or Tax allocation agreements to which Parent is a party or to which it is bound. Parent has not taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of any Law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of any Law). Parent has never been a member of a consolidated, combined or unitary group of which Parent was not the ultimate parent corporation. Merger Sub has never been a member of a consolidated, combined or unitary group except one of which Parent was the ultimate parent corporation. Parent has in its possession receipts for any Taxes paid to foreign Tax authorities.

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(d) Neither Parent nor Merger Sub has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(e) Parent has withheld (and timely paid over to the appropriate Governmental Entities) with respect to either its employees or any third party all Taxes required to be withheld, including, but not limited to, FICA and FUTA.

(f) Neither Parent nor Merger Sub has ever been a United States real property holding corporation within the meaning of Section 897 of the Code.

(g) The Parent has supplied, or made available to, Parent with true, correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(h) No claim in writing has been made by any Governmental Authority in a jurisdiction where the Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(i) The Parent has not participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of any Tax Law).

(j) The Parent will not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued for Tax purposes in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period as a result of (i) the installment method of accounting, (ii) the completed contract method of accounting, (iii) the long-term contract method of accounting, (iv) the cash method of accounting, (v) Section 481 of the Code or comparable provisions of any Tax Law, (vi) Section 108(i) of the Code or comparable provision of any Tax Law, or (vii) any other reason.

(k) Any adjustment of Taxes of the Parent made by the IRS, which adjustment is required to be reported to the appropriate Governmental Authorities, has been so reported.

(l) The Parent has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of any Law. The Parent is not subject to any private letter ruling of the IRS or comparable ruling of any other Tax Authority

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4.10. Employee Benefit Plans. Neither Parent nor Merger Sub has any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Parent or Merger Sub, or any trade or business (whether or not incorporated) which is under common control with Parent or Merger Sub, with respect to which Parent or Merger Sub has liability or obligation.

4.11. Labor Matters. Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent nor does Parent know of any activities or proceedings of any labor union to organize any such employees.

4.12. Interested Party Transactions. Except as disclosed in the Parent SEC Documents or on Schedule 4.12 of the Parent Disclosure Schedule, Parent is not indebted to any director or officer of Parent (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Parent, and there are no other related party transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Exchange Act.

4.13. Compliance With Laws. Parent has materially complied with, is not in violation of, and has not received any written notices of violation with respect to, any Law with respect to the conduct or ownership of its business or by which it or any property or asset of the Parent is bound or affected, including without limitation, securities laws.

4.14. Broker’s and Finders’ Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, except for such fees or charges as set forth in Schedule 4.14 of the Parent Disclosure Schedule.

4.15. Minute Books. The minute books of Parent made available to the Company contain in all material respects a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Parent during the past two years and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

4.16. Required Approvals. The requisite approvals of Parent’s and Merger Sub’s respective boards of directors are the only approvals necessary to approve this Agreement and the transactions contemplated hereby. The Parent Board and the board of directors of Merger Sub have, on the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Parent, Merger Sub and their respective stockholders and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.

4.17. Insurance. Schedule 4.17 of the Parent Disclosure Schedule lists each insurance policy to which Parent is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Schedule 4.17 of the Parent Disclosure Schedule lists each person or entity required to be listed as an additional insured under each such policy. Each such policy is in full force and effect and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect following the Effective Time. Parent is not in breach or default (including with respect to the payment of premiums or the giving of notices) under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification under such policy; and Parent has not received any written notice or to Parent’s knowledge, oral notice, from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Parent has not incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

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4.18. Agreements, Contracts and Commitments.

(a) Schedule 4.18 of the Parent Disclosure Schedule sets forth each agreement (or series of related agreements), contract, written commitment or, to the knowledge of Parent, any oral agreement to which Parent is a party, or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (i) creates or imposes a liability greater than $100,000, or (ii) may not be cancelled by the Parent on less than thirty (30) days’ prior notice without payment of a penalty or termination fee (the “Parent Material Contracts”). All Parent Material Contracts have been made available to the Company.

(b) Each Parent Material Contract is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, and Parent is not in material breach or violation of, or default under, any Parent Material Contract or has any Parent Material Contract been canceled by the other party. To the Parent’s knowledge, no other party is in breach or violation of, or default under, any Parent Material Contract. Parent has not received any claim of default under any such agreement. Neither the execution of this Agreement nor the consummation of any transaction contemplated hereby shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of Parent under any Parent Material Contract. Parent has furnished or made available to the Company true and complete copies of all Parent Material Contracts, including any amendments thereto.

4.19. Over-the-Counter Bulletin Board Quotation

. The Parent Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”). There is no Action pending or, to Parent’s knowledge, threatened against Parent with respect to any intention by a Governmental Entity to prohibit or terminate the quotation of the Parent Common Stock on the OTCBB.

4.20. Parent Representations and Warranties Complete. The representations and warranties of Parent included in this Agreement, as modified by the Parent Disclosure Schedule, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made. Except for the representations and warranties made by Parent and Merger Sub in this Agreement, neither Parent nor any other Person makes any representation or warranty with respect to Parent or Merger Sub or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects and Parent expressly disclaims any other representations or warranties, whether made by Parent or any of its Affiliates, officers, directors, employees, agents or representatives.

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4.21. Interim Operations of Merger Sub

. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated in this Agreement.

4.22. Parent Trust Fund.

(a) As of the date of this Agreement (and immediately prior to the Effective Time), Parent has (and will have immediately prior to the Effective Time) at least that amount set forth on Parent’s balance sheet dated as of June 30, 2013 less (i) Taxes paid or payable with respect thereto, and (ii) such other amounts set forth in Schedule 4.22 of the Parent Disclosure Schedule, in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) maintained in the Trust Account, such monies invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Co. (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of October 24, 2011, between Parent and the Trustee (the “Trust Agreement”). Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Parent shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Parent due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable to third parties (e.g., professionals, advisors, printers, etc.) who have rendered services to Parent.

(b) As of the Effective Time, those obligations of Parent to dissolve or liquidate within a specified time period as contained in Parent’s Certificate of Incorporation will be terminated and Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger, and no Parent stockholder shall be entitled to receive any amount from the Trust Fund or the Company.

4.23. Investment Company Act. Parent is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

ARTICLE V
CONDUCT PRIOR TO THE CLOSING DATE

5.1. Conduct of Business of Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Parent agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the Company) that neither Parent nor any of its Subsidiaries will conduct any business or incur any Liabilities other than pay any outstanding debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other obligations when due, and to use commercially reasonable efforts consistent with past practice and policies to preserve in good standing its and its Subsidiaries’ corporate status and use its commercially reasonable efforts to maintain their current corporate status through the Closing Date. Parent agrees to promptly notify the Company of any material event or occurrence not contemplated by this Agreement.

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5.2. Restrictions on Conduct of Business of Parent. During the period from the date of this Agreement pursuant to its terms and continuing until the earlier of the termination of this Agreement or the Closing, except as expressly contemplated by this Agreement, Parent shall not do, cause or permit any of the following, without the prior written consent of the Company:

(a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

(c) Stock Option Agreements, Etc. Take any action to accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock option agreements or authorize cash payments in exchange for any options or other rights granted under any of such agreements;

(d) Contracts. Enter into any Contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Contracts;

(e) Issuance of Securities. Except as contemplated by this Agreement, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(f) Exclusive Rights. Enter into or amend any Contract pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of Parent’s products, services or technology;

(g) Dispositions. Sell, transfer, lease, license or otherwise dispose of or subject to any Lien any of its properties or assets;

(h) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

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(i) Payment of Obligations. Pay, discharge or satisfy any Liability other than the payment, discharge or satisfaction of Taxes required to be paid prior to the Closing Date;

(j) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements;

(k) Acquisitions. Acquire by merging or consolidating with, or by purchasing a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets, or acquire any equity securities of any corporation, partnership, association or business organization;

(l) Discussions regarding potential acquisitions. Discuss or permit any of its directors, officers, shareholders, affiliates, employees or other advisors or agents to solicit, initiate, consider, encourage or accept any other acquisition or transaction proposals or offers from any person or entity, other than the transactions contemplated by this Agreement. In furtherance of the foregoing, the Parent shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with all persons or entities conducted heretofore with respect to any of the foregoing

(m) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(n) Accounting Policies and Procedures. Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles; and

(o) Other. Take or agree to take any of the actions described in Sections 5.2(a) through (m) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent or delay its performance of its covenants hereunder.

5.3. Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company (including its Subsidiaries), except to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, shall and shall cause each of its Subsidiaries to solicit and accept customer orders in the ordinary course of business, shall not take any action or fail to take any action, except in the ordinary course of business, consistent with past practice, and use its commercially reasonable efforts consistent with past practices and policies to (A) preserve intact in all material respects its present business organization, properties and assets (B) keep available the services of its present officers, employees and consultants and (C) maintain in effect all Company Material Contracts and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

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5.4. Restrictions on Conduct of Business of Company. In addition to the covenants set forth in Section 5.3 and except as required or permitted by the terms of this Agreement or set forth on Schedule 5.4 hereto, without the prior written consent of Parent, which consent shall not be unreasonably withheld, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not do, cause or permit any of the following, or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following:

(a) Charter Documents. Cause or permit any amendments to its Certificate of Formation or Company Operating Agreement or other charter documents or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b) Contracts. Authorize, recommend, propose, announce or enter into any Contract or commitment involving amounts payments by the Company potentially exceeding $200,000 per year, or terminate, assign or waive any Company Material Contract;

(c) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $75,000 individually or $600,000 in the aggregate, or otherwise change its Working Capital in any material respect, except in the ordinary course of business and consistent with past practices;

(d) Acquisitions. Acquire by merging or consolidating with, or by purchasing a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets, or acquire any equity securities of any corporation, partnership, association or business organization; provided, however, that nothing in this Agreement shall prohibit the Company or any of its Affiliates from entering into non-binding letter of intent in respect of acquisitions of assets, properties or capital stock of any Person;

(e)  Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change in any material respect any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(f) Accounting Policies and Procedures. Make any material change to its accounting methods, principles, policies, procedures or practices or revalue any of its assets, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles;

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(g) Equity Issuances. Declare, set aside or pay any dividend or other distribution in respect of any of its Company Membership Interests or other equity interests or issue any equity interests or grant any options or warrants to purchase equity interests, except as provided in Section 2.10 or at any Subsidiary level;

(h) Liens. Transfer, lease, license, mortgage, pledge, encumber or incur or assume any Lien on properties, facilities, equipment or other tangible or intangible assets;

(i) Equity Interests. Split, combine or reclassify any Company Membership Interests or other securities or equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its Company Membership Interests or equity interests or engage in a spinoff transaction;

(j) Indebtedness. Except for additional advances under the Company’s existing credit facility with Bank United, incur indebtedness for borrowed money or issue debt securities or assume, guarantee or endorse or become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments, in all cases in excess of $75,000 individually or $600,000 in the aggregate;

(k) Employees. Except as provided in Section 2.10 or as required by applicable Law, pursuant to terms of existing agreements, or in the ordinary course of business (limited to non-material increases to compensation of non-executive employees) take or permit to be taken any action to: (A) increase employee compensation, including fringe benefits, grant or pay any special bonus or special remuneration, or grant any severance or termination compensation, except in accordance with agreements entered into prior to the date of this Agreement; (B) enter into any collective bargaining agreement; (C) establish, adopt, enter into, modify, amend or alter in any manner any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy, agreement or arrangement for the benefit of any of its directors, officers or employees; (D) approve any cashless exercise of any issued and outstanding options or (E) permit any Person to exercise any of its discretionary rights under any Company Employee Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(l) Affiliates. Make any payments to any Affiliate, except normal recurring payments pursuant to any existing employment or other written agreements as of the date of this Agreement;

(m) Necessary Expenditures. Fail to make any expenditures that are necessary and sufficient to maintain or, to the extent budgeted or consistent with the past practice, improve the conditions of its properties, facilities and equipment;

(n) Intellectual Property. Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company or its Subsidiaries, or enter into grants to transfer or license to any person future patent rights;

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(o) Equity Purchases. Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock, stock options or membership interests, as applicable, of the Company or its Subsidiaries, including repurchases of unvested shares or membership interests, as applicable, at cost in connection with the termination of the relationship with any employee or consultant pursuant to a stock or purchase agreements in effect on the date hereof;

(p) Distributions. Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, Members or other affiliates (other than payment of salary and benefits in the ordinary course of business consistent with past practice and distributions to Members of the Company so long as such distributions do not result in the Ordinary Working Capital of the Company falling below the 90% minimum levels);

(q) Liabilities. Except in the ordinary course of business consistent with past practices and except with respect to the settlement of an audit with the Florida Department of Revenue, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement), or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company or its Subsidiaries is a party or of which the Company or its Subsidiaries is a beneficiary; and

(r) Leases. Authorize or enter into any Lease, or terminate, violate, amend or otherwise modify in any material respect, assign or waive any of its Leases or any of the terms of any of its Leases, including, without limitation, the right to exercise an extension of the term of any Lease or the expansion of any premises under any Lease.

(s) Other. Take or agree to take any of the actions described in Sections 5.4(a) through (r) above, or any action, or fail to take any action permitted by this Agreement, which would result in (i) any of the representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent or delay its performance of its covenants hereunder, (ii) a Company Material Adverse Effect, or (iii) any of the conditions to the Closing set forth in Article VII not being satisfied.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1. Access to Information.

(a) Except as prohibited by applicable Law, each of the parties hereto shall afford the Company, Parent and their respective accountants, counsel, agents, employees, financing sources and representatives reasonable access during normal business hours during the period through the Closing Date to (i) all of their respective properties, books, contracts, commitments and records, and (ii) all other information concerning their respect businesses, properties and personnel, as the Company or Parent may reasonably request. Each of the parties hereto agrees to provide to the Company, Parent and their respective accountants, counsel, agents, employees, financing sources and other representative’s copies of internal financial statements and projections promptly upon request.

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(b) Subject to compliance with applicable Law, from the date hereof until the Closing Date, each of the parties hereto shall confer with the Company and Parent on a regular basis to report matters of materiality relating to the transactions contemplated by this Agreement and with respect to their respective businesses.

(c) Each of the parties hereto shall provide the Company, Parent and their accountants, counsel, agents, employees, financing sources and representatives reasonable access, during normal business hours during the period through the Closing Date, to all of their respective Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon the Company’s or Parent’s request: (i) a schedule of the types of Tax Returns being filed in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all material Tax elections filed in each jurisdiction, (v) a schedule of any deferred intercompany gain with respect to transactions to which any of the parties hereto, or any of their respective Subsidiaries, has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities.

6.2. Public Disclosure. None of the parties hereto or any of their respective Affiliates shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, unless otherwise required by applicable Law, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication. Notwithstanding the foregoing, prior to Closing, the Company and Parent shall prepare a press release announcing the consummation of the transactions contemplated by this Agreement (the “Press Release”). Simultaneously with the Closing, or at such other time as shall be agreed upon between Parent and the Company, Parent shall distribute the Press Release.

6.3. Registration Statement. Promptly following the Closing Date, Parent shall prepare and file with the SEC a registration statement (together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to holders of the Parent Warrants upon exercise of the Parent Warrants.

6.4. Parent SEC Documents. The Company shall promptly furnish to Parent in writing all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent for inclusion in any Parent SEC Document, including, without limitation, the Registration Statement and the Current Report on Form 8-K to be filed by Parent no later than four Business Days following the Closing Date (the “Super 8-K”). Each of the parties hereto agrees to promptly correct any information provided by it for use in any Parent SEC Document, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable law. The Company and its counsel shall be given a reasonable opportunity to review any Parent SEC Document before it is filed with the SEC, and Parent shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to any Parent SEC Document promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Simultaneously with the Closing, Parent shall file the Super 8-K with the SEC and distribute the Press Release.

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6.5. Regulatory and Other Authorizations; Notices and Consents. Each of Parent and the Company shall use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Entities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(a) Each of Parent and the Company shall give promptly such notices to third parties and use its commercially reasonable efforts to obtain such third party consents as each of Parent and the Company may in each of their sole discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

(b) Parent and the Company agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for Parent any right or benefit under any Contract to which the Company or Parent is a party is not obtained prior to the Closing, each of Parent and the Company will, subsequent to the Closing, cooperate with each other in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

6.6. Blue Sky Laws. Parent shall prepare and file all notices and other filings necessary to comply with all securities and blue sky laws of all jurisdictions which are applicable to the issuance of shares of Parent Common Stock hereunder. The Company shall use its commercially reasonable efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of shares of Parent Common Stock hereunder, including, without limitation, execution of any applicable documents prior to the Closing.

6.7. Commercially Reasonable Efforts and Further Assurances. Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

6.8. FINRA Notification. Parent shall prepare and file the Issuer Company-Related Action Notification Form (the “FINRA Notification”) with FINRA applicable to the issuance of shares of Parent Common Stock hereunder and in connection with the other corporate actions to be taken by Parent as contemplated hereunder. The Company shall use its commercially reasonable efforts to assist Parent as may be necessary to prepare and file the FINRA Notification and any responses to comments or inquiries made by FINRA with regard to the FINRA Notification.

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6.9. Confidentiality. Subject to receipt of prior written consent of all parties to this Agreement, none of the parties hereto shall make any public announcement or other public or private dissemination of information concerning the discussions conducted between the parties hereto and the transactions contemplated by this Agreement, provided, however, Parent may disclose information required by applicable law or regulation.

6.10. Officers and Directors of Parent. Parent shall deliver to the Company the resignations of those persons listed on Schedule C from their positions as officers and/or directors of Parent. Parent shall also appoint, as of the Effective Date, the two new directors listed on Schedule C hereto, and shall have taken all necessary action for the appointment of certain other persons listed on Schedule C to serve as directors on the 10th day following the filing of a Schedule 14F-1 filed by Parent (the “Schedule 14F-1”) with the SEC (the “Appointment Date”). The officers of Parent as of the Effective Date are also set forth on Schedule C hereto.

6.11. Escrow. Prior to or at the Closing, Parent and the Company Representative shall enter into an Escrow Agreement with the Escrow Agent substantially in the form of Exhibit E (the “Escrow Agreement”). At the Effective Time, Parent shall deliver the Escrow Shares to be managed and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement.

6.12. Trust Waiver. The Company warrants and represents that it understands from the Prospectus that Parent has established a trust account containing the proceeds of its initial public offering and certain additional proceeds (collectively with the initial principal and interest accrued from time to time thereon, the “Trust Account”) initially in an amount of twenty eight million seven hundred fifty thousand dollars ($28,750,000) for the benefit of Parent’s public stockholders (“Public Stockholders”) and that, except as otherwise described in the Prospectus, Parent may disburse monies from the Trust Account only: (i) to the Public Stockholders if Parent fails to consummate its initial business transaction (as described in the Prospectus) within twenty-one (21) months from the date of the Prospectus (which period may be extended for up to one three (3) month period ending twenty-four (24) months from the date of the Prospectus if a letter of intent or a definitive agreement has been executed within twenty-one (21) months from the date of the Prospectus and the business combination relating thereto has not yet been completed within such twenty-one (21) month period) and (ii) to Parent after or concurrently with the consummation of its initial business transaction. For and in consideration of Parent entering into discussions with the Company regarding the transactions contemplated hereby and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between Parent and the Company or certain of its Affiliates, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). The Company hereby irrevocably waives any Claims they may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including, without limitation, for an alleged breach of this Agreement). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent to induce it to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable under applicable law. To the extent the Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, monetary relief against Parent, the Company hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company (or any party claiming on the Company’s behalf or in lieu of the Company) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Parent shall be entitled to recover from the Company the associated legal fees and costs in connection with any such action, in the event Parent prevails in such action or proceeding. The Company agrees that it shall cause its Representatives to agree to the terms of this Section 6.12 as though each such Representative is a party to this letter and the Company shall be responsible to Parent for any breach of this Section 6.12 by its Representatives, including the bringing of any Claim by such Representatives against Parent. For the purposes hereof, “Representatives” means the Affiliates of the Company and those officers, directors, employees, agents and its advisors (including legal, accounting and financial advisors) or affiliates. This Section 6.12 shall survive termination of this Agreement for any reason.

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6.13. Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent as provided in the certificate of incorporation or by-laws of Parent or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, Company or Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Parent covering the Parent’s current officers and directors (the “Parent Indemnified Persons”) (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts and events that occurred prior to the Closing Date, provided, that, at all times following the Closing, the insurance to be maintained by the Company or Parent, as applicable, pursuant to this section shall be of at least the same coverage and amounts and contain terms and conditions which are no less advantageous to the Parent Indemnified Persons than the coverage, amounts, terms and conditions of the directors’ and officers’ liability insurance policy maintained by Parent or the Company for the officers and directors of Parent following Closing, whichever is more advantageous.

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(c) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provisions shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.13.

(d) The provisions of this Section 6.13 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent for all periods ending on or before the Closing Date and may not be changed without the consent of Committee referred to in Section 2.12.

6.14. Option Pool. Upon the Closing of the Merger, Parent will set aside for grant to the Company’s directors, officers and employees a pool of stock options to purchase 4,773,922 shares of Parent Common Stock (the “Incentive Option Pool”), representing 15% of the total outstanding fully-diluted shares of Parent on an as-exercised to common stock basis immediately following the Closing. The Company employees to be initially granted a portion of such stock options are included on Schedule 6.14 to the Company Disclosure Schedules. Such stock options shall be subject to the terms and conditions of Parent’s 2013 Stock Option Plan and such other terms and conditions as shall be established by the Parent Board or Parent’s Compensation Committee thereof. Parent Board shall take such actions as are necessary or appropriate to cause such grants to be effected at the time of the Closing. For the avoidance of doubt, any stock options of Parent granted or to be granted in connection with the hiring of new members to the board of directors or other managing body of the Company or any officers of the Company, including the chairman, in connection with the Merger, shall be granted out of the Incentive Option Pool and will be subject to approval by Parent. Any grants from the Incentive Option Pool granted after the Closing Date shall be subject to approval by the Parent’s Compensation Committee.

6.15. Tax Matters.

(a) The Surviving Company, Parent and the Company Representative shall use all commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes in a manner consistent with the parties’ intention that the Merger qualifies as an exchange under the provisions of Section 351 of the Code. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) All Parties hereto (i) acknowledge and agree that, for United States federal and applicable state income tax purposes, the merger of Merger Sub with and into the Company shall be treated as a transfer by Members of Company Membership Interests to the Parent in exchange for the Merger Consideration and Contingent Payment (if any); (ii) shall report, act and file all Tax Returns in all respects for all purposes consistent with the Merger constituting an exchange described in Section 351 of the Code and (iii) shall not take any inconsistent position on any Tax Return or other report or return filed with or provided to any Taxing authority, or in any audit or administrative or judicial proceedings or otherwise, unless required to do so by a “determination” within the meaning of Section 1313 of the Code.

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(c) The Company, Surviving Company, Parent and the Company Representative acknowledge and agree that for U.S. federal income tax purposes the Company shall be considered terminated under Section 708(b)(1)(A) of the Code as a result of the transactions contemplated by this Agreement and the Company’s taxable year shall end as of the Closing Date. The Company Representative shall, at its own expense, prepare and file, or cause to be prepared and filed, all Tax returns required to be filed by the Company for any Tax period ending prior to or on the Closing Date (the “Closing Tax Returns”). Each Closing Tax Return shall be prepared in accordance with past practice unless otherwise required by Law.

6.16. Financial Staff. Within three months of the Closing Date, the Company shall have hired an appropriate number of financial and accounting staff that is reasonably required for a publicly traded company in order to ensure the Company’s and Parent’s ability to comply with the ongoing reporting requirements under the Exchange Act.

ARTICLE VII
CONDITIONS TO THE TRANSACTION

7.1. Conditions to Obligations of Each Party to Effect the Transaction. The respective obligations of Parent, Merger Sub and the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) No Injunctions etc. Consummation of the Merger shall not have been restrained, enjoined or otherwise prohibited by any Governmental Order. No Governmental Entity shall have determined or asserted that any Law makes illegal the consummation of the Merger.

(b) Governmental Approvals. Each of Parent, Merger Sub and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, required to consummate the Merger, including such approvals, waivers and consents as may be required under the Securities Act and under state blue sky laws in accordance with the terms hereof and thereof.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Merger or (iv) affect materially and adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Company following the Merger or compel Parent to dispose of or hold separate all or any material portion of the assets or operations of the Surviving Company.

(d) Super 8-K. Parent shall have received all information required in preparing and filing the Super 8-K, including, but not limited to, all required audited and pro forma financial statements as is required to be filed with the SEC, and the Super 8-K shall be in a form reasonably acceptable for filing to both Parent and the Company.

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(e) Officers and Directors of Parent. Parent shall have obtained and delivered to the Company copies of the resignations of those persons listed on Schedule C from their positions as officers and/or directors of Parent, and shall have taken all necessary action for the appointment of the persons listed on Schedule C to the positions set forth opposite their names, all effective on the dates as set forth on Schedule C.

(f) Lock-up Agreements. The Lock-up Agreements shall have been fully-executed, in full force and effect and shall have been delivered to Parent prior to the Effective Time.

(g) Escrow Agreement. Parent, the Company Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(h) Non-Executive Chairman. Parent and the Company shall have agreed to the appointment of a person to act as the non-executive chairman of the Company following the Closing.

(i) Schedule 14F-1. Parent and the Company shall have finalized the Schedule 14F-1 which shall be filed with the SEC on the Closing Date or within two Business Days following the Closing Date.

7.2. Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

(b) Intentionally Omitted.

(c) Third Party Consents. Parent shall have obtained all consents, waivers, permits and approvals required to be obtained by Parent in connection with the consummation of the transactions contemplated hereby.

(d) Injunctions or Restraints on Conduct of Business. No Governmental Order limiting or restricting Parent’s conduct or operation of the business of Parent, following the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by any Governmental Entity, domestic or foreign, seeking the foregoing be pending.

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(e) Stock Quotation. The Parent Common Stock at Closing shall be quoted on the OTCBB, and there will be no Action pending or threatened against Parent by any Governmental Entity to prohibit or terminate the quotation of the Parent Common Stock on the OTCBB.

(f) Transaction Documents. Parent shall have executed and delivered to the appropriate parties hereto each Transaction Document to which it is a party.

(g) Parent Private Placement. The private placement by Parent of an aggregate of at least $10,000,000 in shares of Parent Common Stock, at a price per share of $5.00, shall have been consummated as part of a common plan with the Merger qualifying as an exchange under the provisions of Section 351 of the Code (the “Parent Private Placement”).

(h) Satisfaction of Section 351 Requirements. The Company shall have received clearance from its tax advisors, to be determined at their sole discretion, that the control and other requirements of Section 351 of the Code have been satisfied after taking into account all transactions taking place at or prior the closing of the Merger, including without limitation, the Parent Private Placement.

(i) Parent Retention Bonus Payments. The Parent shall pay or set aside payment to the individuals and the manner of payment set forth on Schedule 7.2 (i) for retention bonuses.

7.3. Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Parent:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) the Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

(b) Intentionally Omitted.

(c) Injunctions or Restraints on Conduct of Business. No Governmental Order limiting or restricting the Company’s conduct or operation of the business of the Company, following the transactions contemplated by this Agreement shall be in effect, nor shall any Action brought by any Governmental Entity, domestic or foreign, seeking the foregoing be pending.

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(d) Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby.

(e) Transaction Documents. The Company shall have executed and delivered to Parent each Transaction Document to which the Company is a party.

(f) Employment Agreements. The persons set forth in Schedule A shall have entered into employment agreements (including appropriate non-compete provisions) with the Company on terms and conditions reasonably acceptable to Parent.

(g) TOG UK Acquisition. The Company shall have consummated the TOG UK Acquisition on terms and conditions satisfactory to the Parent.

(h) Certain Loans. All indebtedness or loans previously issued by the Company to its Members or affiliates, including any notes payable and any current portion of notes payable which are set forth on Schedule 7.3(h) (the “Member Loans”), including interest accrued thereon, shall have been repaid in an amount not to exceed $8.1 million.

(i) Derivative Securities. Prior to the Effective Time or simultaneously therewith, all existing options or other derivative securities (other than Company Warrants) entitling the holders thereof to acquire any membership or ownership interests in the Company shall have been cancelled or terminated.

(j) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(k) Key-Man Insurance. Prior to Closing, the Company shall have established (or provided Parent with proof of existing coverage) key man life insurance covering Jonathan Segal in an amount of no less than $5,000,000 for a period of no less than one year.

(l) Retention of Consultant. Alvarez and Marsal (or a similar firm reasonably acceptable to Parent) shall have been engaged by the Company to provide certain consulting services.

(m) Other Deliveries. Parent shall have received such other certificates and instruments (including without limitation certificates of good standing of the Company and its Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates of incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

7.4. Coordination with Parent Private Placement.

(a) As part of a common plan with the Merger, the Parent shall cause the Parent Private Placement to close simultaneously with the Merger; provided, however, as a condition to the closing of the Merger, the Parent shall cause certain stockholders of Parent (a list of which shall be delivered to the Company) (each, a “Participant”) to purchase Parent Common Stock in the Parent Private Placement such that each of the following conditions is satisfied:

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(i) For each Participant individually, the number of shares of Parent Common Stock purchased by the Participant in the Parent Private Placement shall equal at least ten (10%) percent of the number of shares of Parent Common Stock owned by the Participant immediately prior to the Closing.

(ii) Immediately after the Closing, no Participant shall have a legally binding obligation to sell or otherwise dispose of any of its Parent Common Stock and each Participant has represented to the Parent that at the time of the Closing it does not have any plan (binding or nonbinding) to sell or otherwise dispose of any of its Parent Common Stock.

(iii) The sum of (i) the aggregate number of shares of Parent Common Stock owned by the Members and the Participants and (ii) 3.603% of the total stock portion of the Merger Consideration owned by the Liquidating Trust immediately after the Merger shall be equal to at least 80% of the aggregate number of shares entitled to vote and at least 80% of the total combined voting power of all classes of stock of Parent entitled to vote and at least 80% of the total number of shares of all other classes of the stock of the Parent issued and outstanding immediately after the Merger. For purposes of this Section 7.4(a)(iii) and Section 7.4(a)(iv), Escrow Shares or Parent Common Stock not issued to a Member from Merger Consideration by reason of such Member exercising his appraisal or dissenter’s right shall be deemed to not be issued and outstanding and not owned by the Members or the Participants.

(iv) The aggregate number of shares of Parent Common Stock owned by the Members and the Participants immediately after the last date for the exercise of Parent Warrants shall be equal to at least 80% of the total combined voting power of all classes of stock of Parent entitled to vote and at least 80% of the total number of shares of all other classes of the stock of the Parent issued and outstanding immediately after the exercise of Parent Warrants (assuming for purposes of this Section 7.4(a)(iv) that none of the Parent Warrants are exercised and that there was the maximum forfeiture of shares by certain shareholders of Parent).

(b) The Parent will cooperate with the Members and their counsel in satisfying all of the conditions of Section 7.4(a) in order to qualify the Merger as subject to Code Section 351.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1. Termination. At any time prior to the Closing Date, this Agreement may be terminated:

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, if, without fault of the terminating party, the Closing shall not have occurred on or before October 24, 2013, or such later date as may be agreed upon in writing by the parties hereto;

(c) by Parent, if the Company breaches any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Section 7.3(a) not to be satisfied and such breach shall not have been cured within ten (10) Business Days of receipt by the Company of written notice of such breach (and Parent has not willfully breached any of its covenants hereunder, which breach is not cured);

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(d) by the Company, if Parent breaches any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Section 7.2(a) not to be satisfied and such breach shall not have been cured within ten (10) Business Days of receipt by Parent of written notice of such breach (and the Company has not willfully breached any of its covenants hereunder, which breach is not cured); or

(e) by either Parent or the Company if any Governmental Order preventing the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable.

8.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any of the parties hereto or their respective officers, directors, managers, members, stockholders or Affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of this Section 8.2, Section 8.3 (Expenses) and Article XI shall remain in full force and effect and survive any termination of this Agreement. Nothing herein shall relieve any party from liability in connection with a breach by such party of the representations, warranties or covenants of such party to this Agreement.

8.3. Expenses. Whether or not the Merger is consummated and except as otherwise provided herein, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses. Notwithstanding the foregoing, in the event the Merger does not close and Parent consummates a transaction with a third party for which any negotiations occurred during the period commencing upon the effectiveness of this Agreement and continuing through the date of any termination of this Agreement, Parent shall reimburse the Company for its out-of-pocket expenses (including reasonable legal fees and expenses) incurred in an amount as contemplated by the Term Sheet.

8.4. Amendment. The parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed by or on behalf of each of the parties hereto.

8.5. Extension; Waiver. At any time prior to the Closing Date, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

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ARTICLE IX
INDEMNIFICATION

9.1. Parent’s Agreement to Indemnify.

From and after the Effective Time (but subject to the provisions of this Article IX), Parent shall indemnify and hold harmless the Members and their respective successors and permitted assigns (collectively, the “Company Indemnitees”) in respect of any and all Damages incurred by them in connection with, or resulting from:

(a) the breach of any representation or warranty of Parent contained in this Agreement; or

(b) the non-fulfillment or breach of any covenant or agreement of Parent contained in this Agreement.

9.2. The Members and the Liquidating Trust’s Agreement to Indemnify.

From and after the Effective Time (but subject to the provisions of this Article IX), the Members and the Liquidating Trust, severally and not jointly, shall indemnify and hold harmless the Parent and its successors and permitted assigns (collectively, the “Parent Indemnitees”) in respect of any and all Damages incurred by them in connection with, or resulting from:

(a) the inaccuracy or breach of any representation or warranty of the Company contained in this Agreement;

(b) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement; or

(c) any claim by any Beneficiary (as defined in the Liquidating Trust) against the Parent in connection with the Liquidating Trust.

9.3. Limitations on Duties to Indemnify:

(i) Except for their duty to indemnify the other party for claims of fraud, gross negligence, actions taken in bad faith or intentional misrepresentation of material facts, the Indemnifying Parties’ respective indemnification obligations for a breach of a representation or warranty (other than the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.12, 3.13 3.21 (collectively, the “Company Fundamental Representations”) and Sections 4.1, 4.2, 4.3, 4.9 and 4.14 (collectively, the “Parent Fundamental Representations”) shall be subject to each of the following limitations: an Indemnifying Party has no obligation to indemnify any Indemnitee (i) unless the aggregate of all Damages for which the Indemnifying Party would be liable exceeds on a cumulative basis an amount exceeding $1,000,000 (the “Threshold Amount”), whereupon the amount of all such Damages (above and below the Threshold Amount), and all subsequent Damages, shall become due and payable; or (ii) if and to the extent such indemnification would cause the aggregate indemnification by such Indemnifying Party under this Article IX to all Indemnitees to exceed $10,000,000 (the “Indemnification Cap”). For the avoidance of doubt, neither the Threshold Amount nor the Indemnification Cap shall be applicable to any payments that may be required under Section 2.8.

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(ii) The aggregate indemnification of the Parent Indemnitees hereunder pursuant to Section 9.2 for Damages arising out of a breach of any Company Fundamental Representation or out of claims of fraud, gross negligence, or actions taken in bad faith shall be equal to the aggregate Merger Consideration; provided, however that the aggregate indemnification payable by any single Member shall be limited to that portion of the aggregate Merger Consideration that was received by such Member in exchange for its Company Membership Interests.

(iii) Neither the Members or the Liquidating Trust, on the one hand, nor Parent, on the other hand, shall have any obligation to indemnify the Parent Indemnitees or the Company Indemnities, as applicable, from and against consequential damages, incidental damages, indirect damages, punitive damages, diminution in value or lost profits.

(iv) Recourse by the Parent Indemnitees to the Escrow Shares and the right to set-off as provided in Section 2.12 shall constitute the sole and exclusive remedies of the Parent Indemnitees for all Damages up to the Indemnification Cap; provided, however that the aggregate indemnification payable by any single Member shall be limited to his pro-rata portion of the Escrow Shares and the right to receive any Contingent Payment and there shall be no recourse against the Members for Damages in excess of the Indemnification Cap (other than as set forth in subsection (ii) above).

9.4. Survival of Representations, Warranties and Covenants.

(a) All representations, warranties, covenants, agreements and obligations of each Indemnifying Party contained in this Agreement and all claims of any Indemnitee in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party contained in this Agreement, shall survive the execution of this Agreement, and, subject to Section 9.2, shall expire eighteen months following the Closing Date, except that:

(i) the covenants, agreements or obligations of any of the parties hereto which by their terms are to be performed after the execution of this Agreement shall survive the Closing Date and shall not expire unless otherwise expressly provided in this Agreement, including, without limitation, the covenants, agreements or obligations of any of the parties hereto in Sections 9.1 and 9.2; and

(ii) the Company Fundamental Representations and the Parent Fundamental Representations, and all claims of any Indemnitee in respect of any breach of any such representation or warranty, shall survive the Closing Date and shall expire 30 days after the expiration of all applicable statutes of limitations, including extensions thereof.

(b) Notwithstanding anything herein to the contrary, indemnification for claims for which written notice as provided in Section 9.5 has been given prior to the expiration of the representation, warranty, covenant, agreement or obligation upon which such claim is based shall not expire, and claims for indemnification thereon may be pursued, until the final resolution of such claim.

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(c) Notwithstanding anything herein to the contrary, indemnification for claims which arise out of the fraud, gross negligence or action taken in bad faith of the Indemnifying Party shall expire 30 days after the expiration of all applicable statutes of limitations, including extensions thereof.

(d) An Indemnified Party’s right to indemnification or other remedies based upon the representations, warranties, covenants and agreements of the Indemnifying Parties set forth in this Agreement shall not in any way be affected by any investigation or knowledge of such Indemnified Party. Such representations, warranties, covenants and agreements shall not be affected or deemed waived by reason of the fact that a party knew or should have known that any representation or warranty might be inaccurate or that the other parties failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

9.5. Claims for Indemnification. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article IX in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof. Any such notice shall set forth in reasonable detail the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly, but within the applicable periods specified by Sections 9.4(a) or (b), shall not adversely affect such Indemnitee’s right to indemnity hereunder except to the extent (and only to the extent) that such failure adversely affects the right of the Indemnifying Party to assert all reasonable defenses to such claim. Each such claim for indemnity shall expressly state that the Indemnifying Party shall have only the 20 calendar-day period referred to in the next sentence to dispute or deny such claim. The Indemnifying Party shall have 20 calendar days following its receipt of such notice either (i) to acquiesce in such claim and its respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article IX by giving such Indemnitee written notice of such acquiescence or (ii) to object to the claim by giving such Indemnitee written notice of the objection. If the Indemnifying Party does not object thereto within such 20 calendar-day period, such Indemnifying Party shall be deemed to have acquiesced in such claim and its respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article IX.

9.6. Defense of Claims. Except as otherwise set forth in the last sentence of this Section 9.6, in connection with any claim which may give rise to indemnity under this Article IX resulting from or arising out of any Action against an Indemnitee by a Person that is not a party hereto, the Indemnifying Party may (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice sent at any time to the relevant Indemnitee, assume the defense of any such Action, to the extent that the Action relates only to monetary damages and the Indemnifying Party provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim in full if such Action is decided adversely. The Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such Action, shall take all steps reasonably necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Party shall have assumed the defense of any Action in accordance with this Section 9.6, the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such Action, to the extent that the settlement requires only the payment of monetary damages, includes no injunctive provisions or performance requirements of the Indemnitee and includes no admission of guilt or liability. Or in the alternative, the Indemnifying Party will seek consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed). If the Indemnifying Party has so elected to assume the defense, each Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and, except as provided herein, at its own expense. Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Party in the defense of any Action being defended by the Indemnifying Party pursuant to this Section 9.6. If the Indemnifying Party does not assume the defense of any Action resulting therefrom in accordance with the terms of this Section 9.6, or the Indemnifying Party does not acknowledge to the Indemnitee the Indemnitee’s right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the parties) or the Indemnifying Party does not provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim in full if such Action is decided adversely, such Indemnitee may defend against such Action in such manner as it may deem appropriate at the cost of the Indemnifying Party.

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9.7. Manner of Payment. Notwithstanding anything to the contrary set forth in this Agreement, any indemnification obligation of Parent arising under Section 9.1 and of the Members and the Liquidating Trust arising under Section 9.2 shall be satisfied solely and exclusively in accordance with the following:

(a) If Parent becomes obligated under Section 9.1 to indemnify the Company Indemnitees, then Parent shall issue to the Company Indemnitees, on a Pro Rated Basis on the percentages set forth on Schedule 2.3(a), that number of shares of Parent Common Stock that equals (i) the amount of the Damages, determined subject to Section 9.3 and otherwise in accordance with this Article IX, divided by (ii) Price Per Share.

(b) If the Members and the Liquidating Trust become obligated under Section 9.2 to indemnify the Parent Indemnitees, then the Members and the Liquidating Trust shall (i) pay to Parent the amount of Damages determined to be owed to the Parent Indemnitees by way of set-off against the amount of any Contingent Payment that may otherwise be due to the Members and the Liquidating Trust or (ii) deliver to the Parent, on a Pro Rated Basis, that number of shares of Parent Common Stock that equals (A) the amount of the Damages, determined subject to Section 9.3 and otherwise in accordance with this Article IX, divided by (B) Price Per Share. Notwithstanding the foregoing, if the Damages arise out of a breach of any Company Fundamental Representation or out of claims of fraud, gross negligence, or actions taken in bad faith, the Members and the Liquidating Trust shall pay to Parent Indemnitees the amount of Damages determined to be owed to the Parent Indemnitees, but only if Damages incurred by the Parent Indemnitees remain outstanding after application of the Escrow Shares and set-off against the amount of any Contingent Payment that may otherwise be due to the Members and subject to the provisions of Section 9.3.

9.8. Application of Escrow Shares. The parties acknowledge that all actions to be taken (i) by Parent pursuant to this Article IX shall be taken on its behalf by the Committee in accordance with the provisions of the Escrow Agreement and (ii) by the Members and the Liquidating Trust pursuant to this Article IX shall be taken on their behalf by the Company Representative in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, shall apply all or a portion of the Escrow Shares to satisfy any claim for indemnification pursuant to this Article IX. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto.

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9.9. Nature of Payments. Any payment under Article IX shall be treated for Tax purposes as an adjustment to the Merger Consideration to the extent such characterization is proper and permissible under relevant Tax authorities, including court decisions, statutes, regulations and administrative promulgations.

9.10. Exclusive Remedy. After the Closing, and except for claims pursuant to Section 2.8(b)(iv) hereof or of fraud, gross negligence or actions taken in bad faith and except for the specific performance of covenants, where appropriate under applicable Law, the obligations to indemnify under this Article IX shall provide the exclusive remedy against a party for any breach of any representation, warranty, covenant or agreement arising out of or relating to this Agreement.

9.11. Insurance. Damages calculated pursuant to this Article IX shall be calculated net of any amounts actually recovered in cash by any Indemnitees pursuant to any indemnification agreement with any third party, including any insurer (after deducting the costs and expenses (including reasonable attorney’s fees and expenses incurred in pursuing such recovery). To the extent that any Damages that are subject to indemnification pursuant to this Article IX are covered by insurance, the Indemnitees shall use commercially reasonable efforts to obtain the maximum recovery under such insurance. If an Indemnitee has received the payment required by this Agreement in respect of any Damages and later receives proceeds from insurance or other amounts in respect of such Damages, then it shall hold such proceeds or other amounts (after deducting the costs and expenses (including reasonable attorney’s fees and expenses) incurred in pursuing such recovery in trust for the benefit of the Indemnifying Parties and shall pay to the Indemnifying Parties, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received (after deducting the costs and expenses (including reasonable attorney’s fees and expenses) incurred in pursuing such recovery, up to the aggregate amount of any payments received from the Indemnifying Parties pursuant to this Agreement in respect of such Damages. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third Person shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated. To the extent that any Losses that are subject to indemnification pursuant to this Article IX would result in Tax benefits to an Indemnitee, the amount of such Losses shall be reduced by the Tax benefits that may be available to such Person as a result of such Losses.

9.12. Miscellaneous Indemnity Provisions. The Indemnifying Parties’ indemnification obligations herein are intended solely for the benefit of the Indemnified Parties, and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

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ARTICLE X
COMPANY REPRESENTATIVE

10.1. Appointment of Company Representative. Pursuant to the approvals made by the Company and the Members and the Liquidating Trust and the transmittal letter, the Company Representative is appointed, authorized and empowered to be the exclusive proxy, representative, agent and attorney-in-fact of each of the Members and the Liquidating Trust, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of the Members and the Liquidating Trust at any time, in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of, this Agreement and the Escrow Agreement, and to facilitate the consummation of the transactions contemplated hereby and thereby, and in connection with the activities to be performed by or on behalf of such Members and the Liquidating Trust under this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein (including, without limitation, in connection with any and all claims for remedies brought pursuant to this Agreement or the Escrow Agreement). By executing this Agreement, the Company Representative accepts such appointment, authority and power. Without limiting the generality of the foregoing, the Company Representative shall have the power to take any of the following actions on behalf of such Members and the Liquidating Trust: (a) to give and receive notices, communications and consents under this Agreement and the Escrow Agreement; (b) to receive and distribute payments pursuant to this Agreement and the Escrow Agreement; (c) to amend or waive any provision of this Agreement and the Escrow Agreement; (d) to assert any claim or institute any action against or defend, contest or litigate any action related to the Escrow Shares; (e) to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other third party intermediaries with respect to any disputes arising under this Agreement and the Escrow Agreement; (f) to agree to any offsets or other additions or subtractions of amounts to be paid under this Agreement and the Escrow Agreement; and (g) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, letters and other writings, and, in general, to do any and all things and to take any and all action that the Company Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Section 10.1 and the transactions contemplated hereby. Notwithstanding anything to the contrary set forth herein or in the Escrow Agreement, the Company Representative shall have no right, by virtue of its capacity as Company Representative, to direct the vote or disposition of any shares of capital stock owned by a Member.

10.2. Authority. The appointment of the Company Representative by each such Member and the Liquidating Trust is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of such Member or beneficiaries of the Liquidating Trust). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, securityholders, members, managers, successors and assigns of each such Member or beneficiaries of the Liquidating Trust. All decisions of the Company Representative shall be final and binding on all of the Members and beneficiaries of the Liquidating Trust and no such Member or beneficiaries of the Liquidating Trust shall have the right to object, dissent, protest or otherwise contest the same. Parent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Company Representative and any document executed by the Company Representative on behalf of any such Members or beneficiaries of the Liquidating Trust and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon absent willful misconduct.

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10.3. Limitation on Liability. The Company Representative shall not be responsible for any loss suffered by, or liability of any kind to, such Members or beneficiaries of the Liquidating Trust arising out of any act done or omitted by the Company Representative in connection with the acceptance or administration of the Company Representative’s duties hereunder, unless such losses are determined, by a final, non-appealable judgment by a court, to have resulted solely from the Company Representative’s act or omission involving gross negligence or willful misconduct.

10.4. Resignation. The Company Representative may resign by providing thirty (30) days prior written notice to each Member, beneficiaries of the Liquidating Trust and Parent. Upon the resignation of the Company Representative, a majority-in-interest of the Members and beneficiaries of the Liquidating Trust (based on the relative voting rights and percentage ownership in the Company immediately prior to the Effective Time) shall appoint a replacement Company Representative to serve in accordance with the terms of this Agreement and the Escrow Agreement; provided, however, that such appointment shall be subject to such newly-appointed Company Representative notifying Parent in writing of his, her or its appointment and appropriate contact information for purposes of this Agreement, and Parent shall be entitled to rely upon, without independent investigation, the identity of such newly-appointed Company Representative as set forth in such written notice.

ARTICLE XI
GENERAL PROVISIONS

11.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Committed Capital Acquisition Corporation
712 Fifth Avenue, 22nd Floor
New York, New York 10019
Attention: Michael Rapp
Facsimile No.: (212) 702-9830
Telephone No.: (212) 277-5301

with a copy (which shall not constitute notice to Parent or Merger Sub) to:

Kenneth R. Koch, Esq.
Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
Telephone: (212) 935-3000
Facsimile: (212) 983-3115

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and

(b)	if to the Company, to:

	The ONE Group, LLC
	411 West 14th Street
	New York, New York 10014
	Attention:	Jonathan Segal
		Sam Goldfinger
	Facsimile No.:	(212) 255-9715
	Telephone No.:	(646) 666-4501

with a copy (which shall not constitute notice to the Company) to:

	The Giannuzzi Group, LLP
	411 West 14th Street
	New York, New York 10014
	Attention: Nicholas L. Giannuzzi, Esq.
	Facsimile No.:	212.504.2066
	Telephone No.:	212.504.2060

	and

	Littman Krooks LLP
	655 Third Avenue
	New York, New York 10017
	Attention: Mitchell C. Littman, Esq.
	Facsimile No.:	212.490.2990
	Telephone No.:	212.490.2020

11.2. Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.3. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or .pdf, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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11.4. Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including the Exhibits, the Schedules, including the Parent Disclosure Schedule and the Company Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) other than as set forth in Section 6.13 or with respect to the indemnification of Indemnities under Article IX, are not intended to confer upon any other Person any rights or remedies hereunder; and (c) shall not be assigned by operation of Law or otherwise except as otherwise specifically provided. No representations, warranties, inducements, promises or agreements, oral or written, by or among the parties not contained herein shall be of any force or effect.

11.5. Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6. Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

11.7. Governing Law; Consent to Jurisdiction, Venue and Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of law rules of such state.

(b) Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of any New York federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action among the parties arising in whole or in part under or in connection with this Agreement; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof and thereof may not be enforced in or by such court, and (iii) hereby agrees to commence any such Action only before one of the above-named courts. Notwithstanding the immediately preceding sentence, a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

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(c) Each party to this Agreement hereby agrees that service of any process, summons, notice or document by U.S. registered mail, return receipt requested, at its address specified pursuant to Section 11.1 shall constitute good and valid service of process in any Action among the Parties arising in whole or in part under or in connection with this Agreement, and each party to this Agreement hereby waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with this Section 11.7(c) does not constitute good and valid service of process.

11.8. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES TO THIS AGREEMENT HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY. ANY ACTION WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.9. Specific Performance. Each of Parent and the Company acknowledge and agree that each of Parent and the Company and its respective stockholders and members, as applicable, would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by either Parent or the Company could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which either party may be entitled, at law or in equity, it may be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

11.10. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger, or caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

COMMITTED CAPITAL ACQUISITION CORPORATION

By: /s/ Michael Rapp
Name: Michael Rapp
Title: Chairman

CCAC ACQUISITION SUB, LLC

By:	Committed Capital Acquisition Corporation, its Sole Member

By:	/s/ Michael Rapp
Name: Michael Rapp
Title: Chairman

THE ONE GROUP, LLC

By:	/s/ Jonathan Segal
Name: Jonathan Segal
Title: Chief Executive Officer and Managing Member

SAMUEL GOLDFINGER, SOLELY IN HIS CAPACITY AS COMPANY REPRESENTATIVE

/s/ Samuel Goldfinger